Exhibit 10.1

SENIOR SECURED REVOLVING CREDIT AGREEMENT

dated as of

February 11, 2025

among

CHICAGO ATLANTIC BDC, INC.,
as Borrower

The LENDERS and ISSUING BANKS Party Hereto

and

WESTERN ALLIANCE TRUST COMPANY, N.A.,
as Administrative Agent

$100,000,000

TABLE OF CONTENTS

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SCHEDULE 1.01(b)	Commitments
SCHEDULE 3.11	Material Agreements and Liens
SCHEDULE 3.12(a)	Subsidiaries
SCHEDULE 3.12(b)	Investments
SCHEDULE 6.08	Transactions with Affiliates

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Borrowing Request

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SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of February 11, 2025 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among CHICAGO ATLANTIC BDC, INC., a Maryland corporation (the “Borrower”), the LENDERS and the ISSUING BANKS party from time to time hereto, and WESTERN ALLIANCE TRUST COMPANY, N.A., as Administrative Agent.

WHEREAS, the Borrower may, from time to time, request Loans from the Lenders, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by the Lenders, shall be made;

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to the Borrower by any Lender, or any Letter of Credit issued for the account of the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01   Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjustment Factor” means (x) prior to the occurrence of a Value Adjustment Event, 100% and (y) otherwise:

(a)   if a Value Adjustment Event specified in clause (a) of the definition thereof has occurred and is continuing, (i) 50% for the first ninety days and (ii) 0% thereafter;

(b)   if a Value Adjustment Event specified in clause (b) of the definition thereof has occurred and is continuing, (i) 60% for the first six months, (ii) 30% for months six through eighteen and (iii) 0% thereafter;

(c)   if a Value Adjustment Event specified in clause (c) of the definition thereof has occurred and is continuing, (i) if the related Material Modification involved a waiver of principal due (in whole or in part), 25% or (ii) otherwise, 75%; and

(d)   if a Value Adjustment Event specified in clause (d) of the definition thereof has occurred and is continuing, (i) 70% for the first sixty days, (ii) 50% for the next thirty days (i.e. days sixty-one through ninety) and (iii) 0% thereafter.

“Administrative Agent” means Western Alliance Trust Company, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice (which may be an email) to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13, the product of its Advance Rate (EBITDA) and its Advance Rate (Senior Secured Leverage).

“Advance Rate (EBITDA)” means, as to any Portfolio Investment, the following percentage applicable to such Portfolio Investment:

Most recent EBITDA of the related issuer:	Advance Rate (EBITDA):
Greater than or equal to $3,000,000 and less than $10,000,000	65%
Greater than or equal to $10,000,000 and less than $50,000,000	70%
Greater than or equal to $50,000,000	75%.

“Advance Rate (Senior Secured Leverage)” means, as to any Portfolio Investment, the following percentage applicable to such Portfolio Investment:

Most recent Senior Secured Leverage Ratio of the related issuer:	Advance Rate (Senior Secured Leverage):
Less than 1.00x	100%
Greater than or equal to 1.00x and less than 2.00x	90%
Greater than or equal to 2.00x and less than 3.50x	80%
Greater than or equal to 3.50x	0%.

“Advisor” means Chicago Atlantic BDC Advisers, LLC, a Delaware limited liability company.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Anything herein to the contrary notwithstanding, the term

“Affiliate” shall not include any Person that constitutes an Investment held by such specified Person or its Affiliates in the ordinary course of business.

“Affiliate Agreement” means the Investment Advisory Agreement, dated as of October 1, 2024, between the Borrower and the Advisor.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) zero.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate as set forth above shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Margin” means 3.00% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Dealer” means a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof acceptable to the Administrative Agent in its reasonable determination.

“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Administrative Agent (which designation shall, if applicable, be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Board of Directors of the Borrower or the Advisor in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act) and (b) reasonably acceptable to the Administrative Agent.  Notwithstanding the foregoing, it is understood and agreed that Houlihan Lokey Howard & Zukin Capital, Inc., Alvarez & Marsal, Kroll, LLC (f/k/a Duff & Phelps LLC), Murray, Devine and Company, Lincoln International LLC, Stout Risius Ross, LLC and Valuation Research Corporation shall be deemed to be Approved Third-Party Appraisers.  With respect to any selection of an Approved Third-Party Appraiser by the Administrative Agent pursuant to Section 5.12, an Approved Third-Party Appraiser shall include any of the firms identified in the preceding sentence and any other Independent nationally recognized third-party appraisal firm identified by the Administrative Agent and consented to by the Borrower (such consent not to be unreasonably withheld).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A (with adjustments thereto to reflect the Commitments and/or Loans being assigned or outstanding at the time of the respective assignment) or any other form approved by the Administrative Agent and the Borrower.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(e).

“Availability” has the meaning assigned to such term in Section 2.01.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of all Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Term SOFR Interest Period” pursuant to Section 2.20(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” means, initially, Term SOFR; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or any replacement rate therefor, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)   the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and

(2)   the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities, at such time.

“Benchmark Replacement Date” means, (x) with respect to any Benchmark (other than Term SOFR), the earliest to occur of the following events with respect to such then-current Benchmark and (y) with respect to Term SOFR, a date and time determined by the Administrative Agent in its reasonable discretion and in consultation with the Borrower, which date shall be no later than the earliest to occur of the following events with respect to such then-current Benchmark:

(1)   in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)   in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1)   a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)   a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)   a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.20.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereof).

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the general partner and the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Net Worth” means, as of any date of determination, (a) Total Assets as of such date minus (b) Total Secured Debt as of such date.

“Borrowing” means all Term SOFR Loans that have the same Term SOFR Interest Period.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or such other form as shall be reasonably satisfactory to the Administrative Agent) and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit C (or such other form as shall be reasonably satisfactory to the Administrative Agent).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or the office of the Administrative Agent are authorized or required by law to remain closed; provided that when used in relation to Term SOFR Loans or any interest rate settings, fundings, or disbursements of any such Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a SOFR Business Day.

“Cannabis Business” means the business of acquiring, cultivating, manufacturing, extracting, testing, producing, processing, possessing, selling (at retail or wholesale), dispensing, donating, distributing, transporting, packaging, labeling, marketing or disposing of cannabis, marijuana or related substances or products containing or relating to the same.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as of December 15, 2019 (whether or not such operating lease obligations were in effect on such date), shall continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP or change in the application of GAAP following the date that would otherwise require such obligations to be recharacterized as Capital Lease Obligations.

“Cash” means any immediately available funds in Dollars.

“Cash Collateralize” means, in respect of a Letter of Credit, to provide and pledge cash collateral pursuant to Section 2.05(j), at a location and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the Issuing Bank. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)   U.S. Government Securities maturing within one year of the applicable date of determination;

(b)   investments in commercial paper or other short-term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(c)   investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-2 from S&P and at least P-2 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(d)   fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-2 from S&P and at least P-2 from Moody’s (or if only one of S&P or Moody’s provides such rating, such Approved Dealer shall also have an equivalent credit rating from any other rating agency);

(e)   certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000;

(f)   investments in money market funds and mutual funds that invest substantially all of their assets in investments of the type described in the immediately preceding clauses (a) through (e) above (including as to credit quality and maturity);

(g)   a guaranteed reinvestment agreement from a bank (if treated as a deposit by such bank), insurance company or other corporation or entity having a credit rating of at least A-2 from S&P and at last P-2 from Moody’s; provided that such agreement provides that it may be unwound at the option of the Borrower at any time without penalty;

(h)   money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “Aam-G” by S&P, respectively; and

(i)   interest bearing deposits, including but not limited to Deposit Placement Programs, in United States Dollars held at Western Alliance Bank or a bank that is well-capitalized as reflected on the subject bank’s Consolidated Report of Condition and Income or such other report of condition as is required by the bank’s primary Federal banking regulator;

provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; and (iii) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

“Change in Control” means (a) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) approved, selected or nominated by the requisite members of the Board of Directors of the Borrower nor (ii) appointed by a majority of the directors so approved, selected or nominated; (b) the Advisor is no longer the investment adviser of the Borrower; or (c) the Affiliate Agreement is terminated (other than through the amendment and restatement thereof or with a replacement agreement with the Advisor).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof), of (a) the adoption of any law, treaty or governmental rule or regulation or any change in any law, treaty or governmental rule or regulation or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule or regulation was issued or enacted prior to the date hereof), but excluding proposals thereof, or any determination of a court or Governmental Authority, (b) any guideline, request or directive by any Governmental Authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof) or (c) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, in each case adopted after the date hereof (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof). For the avoidance of doubt, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued (i) by any United States regulatory authority under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date adopted, issued, promulgated or implemented.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means Western Alliance Trust Company, N.A. in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Pool” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Secured Obligations (as such term is defined in the Guarantee and Security Agreement) (subject to any Lien permitted by Section 6.02 hereof).

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e).

“Commitment Termination Date” means February 11, 2027.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans, and to acquire participations in Letters of Credit hereunder, during the Availability Period, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Commitments as of the Effective Date is $100,000,000.

“Concurrent Transactions” means, with respect to any proposed action or transaction hereunder, (a) any acquisition or sale of Portfolio Investments or other property or assets, (b) any payment of outstanding Loans, cash collateralization of Letters of Credit as contemplated hereunder, or payment of other Indebtedness that is included in the Covered Debt Amount, (c) any return of capital or other distribution or receipt of cash from any Investment, (d) any incurrence of Indebtedness and the use of proceeds thereof, (e) any sale of Equity Interests of the Borrower or any of its Subsidiaries, and (f) any pro forma adjustments related to any of the actions or transactions described in the foregoing clauses (a) through (e), in each case, that occurs substantially simultaneously with (and in any event within twenty-four (24) hours of) such proposed action or transaction; provided that, this definition shall not permit any incurrence of Indebtedness if compliance with the applicable terms and conditions hereof is contingent upon the receipt of cash from any third party (other than any refinancing credit provider).

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Term SOFR”, the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “SOFR Business Day”, the definition of “Term SOFR Interest Period”, or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent (after consultation with the Borrower) decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (after consultation with the Borrower)

determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (after consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto; provided, however, “Control” shall not include “negative” control or “blocking” rights whereby action cannot be taken without the vote or consent of any Person.

“Cov-Lite Portfolio Investment” means a Portfolio Investment that does not require the applicable issuer to maintain compliance with at least one of the following financial covenants during any reporting period applicable to such Loan, whether or not any action by, or event relating to, such Obligor has occurred: maximum total leverage, maximum senior secured leverage, maximum first lien leverage, minimum fixed charge coverage, minimum debt service coverage, minimum EBITDA or other customary financial covenants; provided, however, that Portfolio Investments for which such financial covenants have been deferred or waived shall not be considered Cov-Lite Portfolio Investments so long as such deferral or waiver period does not exceed six consecutive months.

“Covered Debt Amount” means, on any date, the sum of (x) all of the Revolving Credit Exposures of all Lenders on such date minus (y) the LC Exposures fully Cash Collateralized on such date pursuant to Section 2.05(j) and the last paragraph of Section 2.09(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent (in consultation with the Borrower) may establish another convention in its reasonable discretion.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) the Administrative Agent has received notification that such Lender has become, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or instrumentality so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. The Administrative Agent shall deliver written notice of such determination to the Borrower, the Issuing Bank and each Lender.

“Deposit Placement Program” means a network of FDIC-insured depository institutions and/or their affiliates who are FDIC-insured depository institutions (as defined in Section 3 of the Federal Deposit Insurance Act), that have entered into agreements with IntraFi Network LLC and/or its successors or assigns to collect and/or place deposits with the purpose of providing each participating institution’s depositors increased access to FDIC deposit insurance.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to any Portfolio Investment, (a) if the Underlying Instruments for such Portfolio Investment defines such term (or similar defined term used for the purposes contemplated herein), such term for the relevant period, or (b) otherwise, the consolidated net income of for the principal obligor under the Underlying Instruments for such Portfolio Investment (determined on a consolidated basis) for the relevant period plus, without duplication, the following for such period: (i) consolidated interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments as reasonably determined in good faith by the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is February 11, 2025.

“Eligible Assignee” means (a) an Affiliate of a Lender, (b) a bank, (c) an insurance company or (d) any other Person other than (i) the Borrower or any of its Affiliates, (ii) any Defaulting Lenders or any of their respective Affiliates or (iii) any natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income Tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 8.09(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.09(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.09(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.09(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 8.09(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes and branch profits Taxes, in each case, (i) imposed by the United States of America (or any state or political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to such Lender at the time such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)) becomes a party to this

Agreement or designates a new lending office, except to the extent that such Lender’s assignor or such Lender was entitled to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16, immediately before such assignment or designation, (c) Taxes attributable to such recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Tax that is imposed pursuant to FATCA.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the foregoing, and any legislation or regulations adopted or promulgated pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means each fee letter between the Borrower and a Lender or the Administrative Agent in connection with the transactions contemplated by this Agreement.

“Final Maturity Date” means March 31, 2028.

“First Lien Loan” means a Portfolio Investment (i) that is secured by a pledge of collateral, which security interest is validly perfected and first priority under applicable law (subject to customary Liens for taxes or regulatory charges not then due and payable and other permitted Liens under the Underlying Instruments for such Portfolio Investment, provided that such permitted Liens are reasonable and customary (as determined by the Borrower in accordance with the Investment Policies) and do not secure indebtedness for borrowed money (other than any Capital Lease Obligations, purchase money financings, Permitted Mortgage Loan Facilities and, if the Administrative Agent consents thereto, working capital facilities advanced to the issuer of such Portfolio Investment)), (ii) for which the Advisor determines in good faith that the value of the collateral securing the Loan, or the enterprise value of the related issuer, in each case, on the date such Portfolio Investment is first included as part of the Collateral equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral on such collateral, and (iii) that is not (and is not expressly permitted by its terms to become) contractually subordinate in right of payment to any obligation of the applicable Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings and (iv) that is not secured solely or primarily by the Equity Interests of its issuer or any of such issuer’s Affiliates.

“Floor” means zero percent (0.00%).

“Foreign Lender” means any Lender that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure, in each case with respect to Letters of Credit issued by the Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business, provided that such indemnification obligations are in connection with obligations that do not constitute Indebtedness.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, for which such Person is liable under such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement dated as of the Effective Date among the Borrower, the Administrative Agent, each Subsidiary of the Borrower from time to time party thereto and the Collateral Agent, as the same shall be amended, modified, restated and supplemented and in effect from time to time.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as shall be reasonably satisfactory to the Collateral Agent) between the Collateral Agent and an entity that pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person (that are not investments by such Person) evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(d)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such Indebtedness being the lower of the outstanding amount of such Indebtedness and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (t) any revolving commitments or letters of credit for which any Obligor is acting as a lender or issuing lender, as applicable, as part of or in connection with a Portfolio Investment, (u) any non-recourse liabilities for participations sold by any Person in any bank loans, (v) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (w) a commitment to make a future Investment or fund the delayed draw or other unfunded portion of any existing Investment, (x) any accrued incentive, management or other fees to the Advisor or Affiliates (regardless of any deferral in payment thereof) or (y) indebtedness on account of the sale of the first out tranche of any first lien bank loan that arises solely as an accounting matter under ASC 860.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest (other than ownership of a de minimis amount (i.e. less than 1%) of the Equity Interests of such Person) or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Borrower or of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person but excluding any advances or loans to employees, officers, directors and consultants of the Borrower or any of its Subsidiaries for expenses or to acquire Equity Interests in the Borrower in the ordinary course of business); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means the investment policies of the Borrower disclosed to the Administrative Agent on or prior to the Effective Date, as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Western Alliance Bank, in its capacity as the issuer of Letters of Credit hereunder, its successors in such capacity as provided in Section 2.05(i) and any other Lenders in such capacity as provided in Section 2.05(k).

“LC Application” means with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of Letter of Credit requested that is reasonably satisfactory to the Borrower and the Issuing Bank.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum (without duplication) of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (including any Letter of Credit for which a draft has been presented but not yet honored by any Issuing Bank) plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01(b) as having Commitments, any Assuming Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Commitment or to acquire Revolving Credit Exposure, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance in the form of a charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as, in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the purchase or call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation for such Investment shall not be deemed to be a “Lien” and in the case of Investments that are securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of the equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Letter of Credit Documents and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Losses” has the meaning assigned to such term in Section 9.03(b).

“Margin Stock” means “margin stock” within the meaning of Regulations D, T, U and X.

“Master Letter of Credit Agreement” means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form being used by the Issuing Bank at such time that is reasonably satisfactory to the Borrower and the Issuing Bank.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments of the Obligors (taken as a whole) and other assets, liabilities and financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or any of its Subsidiaries or a change in general market conditions or values of the Portfolio Investments), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Modification” means any amendment or waiver of, or modification or supplement to the documentation governing a Portfolio Investment executed or effected after the date on which the applicable Obligor acquired such Portfolio Investment that:

(a)   reduces or waives any or all of the principal amount of such Portfolio Investment;

(b)   waives, extends or postpones the final maturity date or any other due date for payment of outstanding amounts of such Portfolio Investment (other than extensions of maturity that in the Administrative Agent’s reasonable discretion are not resulting from deteriorating credit quality of the issuer);

(c)   waives one or more interest payments, reduces the amount of interest due (other than with respect to waiving default interest), permits any interest due in cash to be deferred or permits any interest due in cash to be capitalized and added to the principal amount of such Portfolio Investment for longer than six (6) consecutive months;

(d)   other than with respect to Permitted Liens, contractually or structurally subordinates such Portfolio Investment by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related issuer or the granting of Liens on any of the assets securing such Portfolio Investment;

(e)   substitutes (other than with assets of equal or greater value), alters (other than with assets of equal or greater value) or releases a material portion of the assets securing such Portfolio Investment;

(f)   amends, waives, forbears, supplements or otherwise modifies (x) in any way the definition of “Senior Secured Leverage Ratio”, “Total Leverage Ratio”, “Loan to Value Ratio”, “Cash Interest Coverage Ratio”, “Indebtedness”, “Permitted Liens” or “EBITDA” (or any respective comparable definitions in its Underlying Instruments) or the definition of any component thereof, or (y) any term, provision or threshold of such documentation referenced in or utilized in the calculation of any financial covenant, including “Senior Secured Leverage Ratio”, “Total Leverage Ratio”, “Loan to Value Ratio”, “Cash Interest Coverage Ratio”, “Indebtedness”, “Permitted Liens” or “EBITDA” (or any respective comparable definitions in its Underlying Instruments), if, in each case, such amendment, waiver, forbearance, supplement or modification is, in the reasonable discretion of the Administrative Agent, materially adverse to the Administrative Agent and the Lenders;

(g)   waives or forbears a payment default or breach of any financial covenant in the related documentation, in each case, in a manner that, in the reasonable discretion of the Administrative Agent, is materially adverse to the Administrative Agent or any Lender; or

(h)   amends, waives, forbears, supplements or otherwise modifies the meaning of “Default” or “Event of Default” or any respective comparable terms in the related documentation in a manner that is, in the reasonable discretion of the Administrative Agent, materially adverse to the Administrative Agent and the Lenders.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of Cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, an amount equal to (i) the sum of the cash and Cash Equivalents received in connection with such transaction minus (ii) the sum of (1) out-of-pocket fees, costs and expenses, incurred by the Borrower or such Subsidiary in connection therewith plus (2) any costs, fees, commissions, premiums, expenses, or underwriting discounts or commissions incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance plus (3) any taxes paid (or reasonably estimated to be payable) by the Borrower or any of its Subsidiaries solely to the extent no Default or Event of Default has occurred and is continuing (or would result from any such payment) in connection with such event and the amount of any reserves established by the Borrower or any of its Subsidiaries to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d)(i).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their securities.

“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or the Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes that are Other Connection Taxes resulting from an assignment by any Lender in accordance with Section 9.04 hereof (unless such assignment is made pursuant to Section 2.18(b)).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04.

“Payment Recipient” has the meaning assigned to such term in Section 8.09(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performing” means, with respect to any Portfolio Investment, the absence of a Portfolio Investment Default.

“Permitted Equity Interests” means common stock of the Borrower that after its issuance is not subject to any agreement between the holder of such common stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock at any time prior to the date that is one year and one day after the Final Maturity Date (or, if longer, the applicable preference period under the Bankruptcy Code).

“Permitted Liens” means, with respect to any Person, (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet overdue by more than ten (10) days or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person or any of its Subsidiaries in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet overdue by more than ten (10) days or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person or any of its Subsidiaries in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens incurred or pledges or deposits made to secure the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; provided that, all Liens on any Collateral included in the Borrowing Base that are permitted pursuant to this clause (e) shall have a priority that is junior to the Liens under the Security Documents for so long as such Collateral is included in the Borrowing Base; (f) Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff, banker’s liens, security interest or other like rights upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by such Person or any of its Subsidiaries in the ordinary course of business or in respect of assets sold or otherwise disposed of to a non-Obligor in a transaction permitted by this Agreement; (i) deposits of money securing leases to which such Person or its Subsidiaries is a party as lessee made in the ordinary course of business; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by such Person or its Subsidiaries in connection with any letter of intent or purchase agreement (to the extent that the acquisition or Disposition with respect thereto is otherwise permitted hereunder); (k) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder; (l) Liens (x) among Obligors, (y) among Subsidiaries of Obligors that are not Obligors and (z) of Subsidiaries of Obligors that are in favor of Obligors; (m) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a banking or other financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry; (n) Liens securing Indebtedness (including Capital Lease Obligations) permitted under Section 6.01(f) covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto, provided that individual financing of assets by one lender or lessor, as the case may be, may be cross-collateralized to other individual financings of assets provided by such lender or lessor; (o) Liens securing Indebtedness permitted under Section 6.01(g) covering only the Investments described therein and directly related assets such as accounts receivable, proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto, provided that individual financing supported by such Portfolio Investments by one lender or lessor, as the case may be, may be cross-collateralized to other individual financings of supported by such Portfolio Investments provided by such lender or lessor and (p) with respect to assets securing Portfolio Investments, other Liens permitted under the Underlying Instruments for such Portfolio Investment.

“Permitted Mortgage Loan Facility” means, in respect of a Portfolio Investment, Indebtedness incurred by an obligor that are secured by (a) the real property owned by any issuer,

(b) the hereditaments, easements and appurtenances relating thereto, (c) the improvements and fixtures located thereon, (c) the deposit accounts maintained by such issuer solely (i) for the payment of rent or (ii) to hold the tax and insurance escrow deposits of its tenants, (d) documents or agreements to which such issuer is a party with contractors, architects or other professionals in connection with the planning, design, architectural, engineering, construction or other similar services relating to improvements on such real property, (e) the rights, licenses, permits, privileges and franchises necessary in connection with the construction of such improvements and (f) all equipment, personal property, easements and other property and rights reasonably incidental to the ownership, lease or operation of any of the foregoing.

“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination, restatement or replacement of the Investment Policies, that is at least one of the following: (a) approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned) or (b) required by applicable law, rule, regulation or Governmental Authority.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 5.01(i).

“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio; provided that Portfolio Investments shall not include any Investment that is:

(a)   not a First Lien Loan;

(b)   not denominated in Dollars;

(c)   an Investment which (i) is interest-only for more than three years, and (ii) does not provide for a fixed amount of principal payable at maturity or provides for earlier amortization or prepayment, in each case, at a price less than par;

(d)   deemed unacceptable by the Administrative Agent in its reasonable discretion (including as a result of having an issuer engaged in a high-risk industry (provided that in no event shall any Cannabis Business or Support Business be considered engagement in a high-risk industry));

(e)   subject to an offer of exchange, redemption, conversion or tender by its issuer, or by any other Person, for cash, equity securities or any other type of consideration other than an offer of redemption or conversion by the Borrower to such issuer for cash at a price not less than par (or, if higher, the amount paid by the Borrower for such Investment);

(f)   not part of the Collateral;

(g)   used by its issuer to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock;

(h)   subject to a purchase that has not settled (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled) or for which the purchase price has not been paid in full;

(i)   an Investment (i) with an issuer that is a debtor in possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding);

(j)   required to receive cash interest less frequently than semi-annually;

(k)   syndicated (i.e. has multiple lenders) unless the lead agent is an Obligor, the Advisor or an Affiliate of any of the foregoing (provided that Shryne and YOI shall not be required to satisfy this clause (k));

(l)   originally scheduled to mature more than 7 years after its original issuance;

(m)   primarily secured by real estate;

(n)   issued by an issuer with a most recently reported annualized EBITDA of less than $3,000,000;

(o)   (i) not the legal, valid and binding obligation of the related issuers, enforceable against such issuers in accordance with its terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) subject to any (A) litigation or dispute or (B) counterclaim or defense to payment, in each case, solely with respect to the amount of such litigation, dispute, counterclaim or defense, (iii) not subject to provisions substantially to the effect that the issuer’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the applicable Obligor or any assignee of such Obligor (or similar language); or

(p)   issued by an issuer that:

(i)   is not a business organization (or is a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(ii)   is a Governmental Authority;

(iii)   is an Affiliate of any Obligor or the Advisor;

(iv)   is headquartered or doing business predominantly outside of the United States;

(v)   if its issuer is in the Cannabis Business or Support Business, such issuer is not conducting its Cannabis Business or Support Business in compliance with all applicable State Cannabis Laws (other than such non-compliance that is remedied easily by such issuer and is in the process of being remedied) or (b) does not hold all Regulatory Licenses necessary for it to conduct its business; or

(vi)   (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns; or (v) an Affiliate of any Person meeting any of the criteria set forth in clauses (i) through (iv) above.

“Portfolio Investment Default” means an “Event of Default” (or similar term), as defined in the applicable Underlying Instruments, with respect to a Portfolio Investment that has not been cured or waived.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

“Public Lender” means Lenders that do not wish to receive Non-Public Information with respect to the Borrower or any of its Subsidiaries or their securities.

“Quarterly Dates” means the fifth (5th) Business Day of the first month in each calendar quarter, commencing in April 2025.

“Register” has the meaning set forth in Section 9.04.

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board, as the same may be modified and supplemented and in effect from time to time.

“Regulatory License” means each approval from a Government Authority required to be held by a Person, or that a Person must have rights to use, to conduct its Support Business or Cannabis Business, as applicable, in compliance with State Cannabis Laws.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Relevant Test Period” means, with respect to any Portfolio Investment, the relevant test period for the calculation of Senior Secured Leverage Ratio for such Portfolio Investment (provided that such calculation has occurred within the previous 90 days) in accordance with the related Underlying Instruments or, if no such period is provided for therein or such period therein is less frequent than every 90 days, the relevant test period as reasonably determined by the Borrower in accordance with the Investment Policies.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief compliance officer, treasurer, assistant treasurer, controller or other duly elected or appointed officer, manager or authorized person of an Obligor. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower (other than any such equity awards granted to employees, officers, directors, managers and consultants of the Borrower and its Affiliates) (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made by the Borrower or its Subsidiaries in respect thereof; or (z) any other purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made under this clause (z) solely with Permitted Equity Interests (other than interest or expenses or fractional shares, which may be payable in cash to the extent not prohibited hereunder) shall, in any case under the foregoing clauses (w) through (z), constitute a Restricted Payment hereunder).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, and its LC Exposure, at such time made or incurred under the Commitments.

“Revolving Portfolio Investment” means a Portfolio Investment consisting of a revolving credit facility acquired by an Obligor (other than a revolving credit facility received as part of a restructuring or workout) that by its terms may require one or more future advances (which are not subject to consent or approval of such Obligor or to conditions that are unlikely to occur or be satisfied) and which permits the re-borrowing of any amount previously repaid to such Obligor thereunder; provided that, for the avoidance of doubt, “Revolving Portfolio Investments” shall exclude discretionary future commitments, such as accordions and commitment increase options, with respect to which the related Obligor has not yet exercised such discretion to commit; provided further that no Portfolio Investment shall be a Revolving Portfolio Investment after all commitments by the Obligor to make advances to the obligor thereof expire, are terminated or are irrevocably reduced to zero.

“RIC” means a person qualifying for treatment as a “regulated investment company”, as defined in Section 851 of the Code.

“S&P” means S&P Global Ratings or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, the Crimea Region of Ukraine, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).  For purposes of this definition, “Person” shall include a vessel.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury of the United Kingdom or Japan.

“Security Documents” means, collectively, the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements, custodial agreements and other instruments executed and delivered on or after the date hereof by any of the

Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Senior Secured Leverage Ratio”: With respect to any Portfolio Investment for any Relevant Test Period, either (a) the meaning of “Senior Secured Leverage Ratio” or comparable definition set forth in the related documentation, or (b) if such documentation does not include a definition of “Senior Secured Leverage Ratio” or any comparable definition, the ratio of (i) the senior secured indebtedness (including, without limitation, such Portfolio Investment) of the applicable issuer as of the date of determination to (ii) EBITDA of such issuer for such Relevant Test Period, as calculated by the Borrower or the Advisor in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by such issuer.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Borrower and its Subsidiaries at such date.

“Shryne” means STIIIZY Inc., a Delaware corporation.

“Similar Law” means any law, rule or regulation that is substantially similar to Section 406 of ERISA and/or Section 4975 of the Code.

“SOFR” means a rate per annum equal to the secured overnight financing rate for a SOFR Business Day.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“State Cannabis Laws” means any legal requirement enacted by any state or locality of the United States which legalizes marijuana, cannabis and related products in some form and which implements regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis and related products that is applicable to an issuer, its subsidiaries or any subsidiary of any of the foregoing.

“Subject Default” has the meaning assigned to such term in Section 1.12.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by an Obligor or a Subsidiary in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower (unless otherwise agreed with the Administrative Agent in its sole consent).  Each Subsidiary Guarantor shall be required to be that is a Guarantor (as defined in the Guarantee and Security Agreement) under the Guarantee and Security Agreement.  As of the Effective Date, there are no Subsidiary Guarantors.

“Support Business” means the business of managing or supporting a Cannabis Business, and all ancillary or complementary activities relating to the foregoing, including owning and/or leasing the real property on which any such activity is conducted.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions or withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to each day of any applicable Loan or Borrowing for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate based on SOFR for a tenor comparable to such Term SOFR Interest Period that is published by the Term SOFR Administrator two (2) SOFR Business Days prior to the first day of such Term SOFR Interest Period; provided, however, that if as of 5:00 P.M. (Chicago time) on any interest lookback day, Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the forward-looking term rate published by the Term SOFR Administrator on the first preceding SOFR Business Day for which Term SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day, and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.20, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Interest Period” means, with respect to any Loan or Borrowing bearing interest based on Term SOFR, a period of 1 month, to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by the Borrower in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to the Administrative Agent and the Borrower; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the Final Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 2.20 shall be available for specification in any borrowing request.  For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Termination Date” means the earliest to occur of (i) the Final Maturity Date, (ii) the date of the termination of the Commitments in full pursuant to Section 2.08(c), or (iii) the date on which the Commitments are terminated in full pursuant to Article VII.

“Total Assets” means, as of any date of determination, the value of the total assets of the Obligors on a consolidated basis, less all liabilities and indebtedness not represented by senior securities, in each case, as of such date of determination.

“Total Secured Debt” means, as of any date of determination, the aggregate amount of senior securities representing secured indebtedness of the Obligors as of such date of determination.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(f).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Instruments” means loan agreement, credit agreement, indenture or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Value” means, with respect to any Portfolio Investment, the product of (x) the applicable Adjustment Factor and (y) the lower of:

(a)   the most recent external market value as determined pursuant to Sections 5.12(b)(ii)(B); and

(b)   its outstanding principal balance (exclusive of accreted interest).

For the avoidance of doubt, the Value of any Investment that is not a Portfolio Investment shall be zero.

“Value Adjustment Event” means with respect to any Portfolio Investment, each occurrence of any one or more of the following events after the related funding date:

(a)   a default in respect of any payment of principal, interest, commitment fees or non-usage fees under such Portfolio Investment (after giving effect to all applicable cure periods, but in no event longer than five (5) Business Days (or such longer period approved by the Administrative Agent)) (including, in each case, by acceleration);

(b)   any default has occurred with respect to such Portfolio Investment (i) for which the Borrower (or the agent or required lenders pursuant to the Underlying Instruments, as applicable) has elected to exercise any of its material rights and remedies under the applicable Underlying Instruments in the case of default thereunder (including acceleration, but excluding account blockage), or (ii) if acceleration has not occurred, is continuing for sixty (60) days;

(c)   the occurrence of a Material Modification with respect to such Portfolio Investment; and

(d)   the failure of (i) the Borrower to deliver any issuer financial statement to the Administrative Agent within ten (10) Business Days after its receipt thereof and (ii) the applicable issuer to deliver any financial statements (including audited and unaudited financial statements) by (i) with respect to quarterly reports (including unaudited financial statements) required by the Underlying Instruments, seventy-five (75) days after the end of the applicable fiscal quarter of such issuer, and (ii) with respect to annual reports (including audited financial statements), two hundred days (200) after the end of the applicable fiscal year of such issuer;

provided that, upon the cure or waiver of any Value Adjustment Event, such Value Adjustment Event shall cease to have occurred hereunder.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“YOI” means each of Youth Opportunity Investments, LLC, an Indiana limited liability company, New Hope Youth Services, LLC, a Michigan limited liability company and TCSI LLC, an Indiana limited liability company.

Section 1.02   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

Section 1.03   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein or therein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04   Accounting Terms; GAAP.  Unless otherwise set forth herein, (a) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted hereunder shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the pre-closing financial statements, (b) all financial statements delivered hereunder shall be prepared without giving effect to FASB ASC 825 and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (c) if any change in GAAP would affect the calculation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders acting in good faith); provided that, until so amended, (i) such ratio or requirement shall continue to be calculated under GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (d) any financial ratios required to be maintained by the Borrower hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05   Issuers.  For all purposes of this Agreement, all issuers of Portfolio Investments that are Affiliates of one another shall be treated as a single issuer, unless such issuers are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor.

Section 1.06   Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized or acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07   Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate or Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, in each case, other than any errors of calculation attributable to the bad faith, gross negligence or willful misconduct of the Administrative Agent or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) by any such information source or service.

Section 1.08   Concurrent Transactions.  For purposes of determining the permissibility of any action, change, transaction or event or compliance with any term, such determination shall be made on a pro forma basis, immediately after giving effect to any Concurrent Transactions.

Section 1.09   Outstanding Indebtedness.  For the avoidance of doubt, to the extent that any Indebtedness is repaid, redeemed, repurchased, defeased or otherwise acquired, retired or discharged (or irrevocable notice for redemption thereof has been given and in connection with such notice, the Borrower has either (x) designated on its balance sheet as “restricted” or (y) deposited with the trustee in respect of such Indebtedness, in each case, an amount of Cash sufficient to consummate such redemption; provided that, from and after the date of such irrevocable notice, such Cash shall not be included in the Borrowing Base or held in an account of the Borrower or any of its Subsidiaries that is pledged to any Person (other than the Collateral Agent or the holders of such Indebtedness)), such Indebtedness shall be deemed to be paid off and not to be outstanding for any purpose hereunder to the extent of the amount of such repayment, redemption, repurchase, defeasance, retirement, discharge or irrevocable notice.

Section 1.10   Reclassification.  For purposes of determining compliance with the provisions in Article VI, in the event that a proposed transaction or other action meets the criteria of more than one of the categories described therein, the Borrower, in its sole discretion, will be permitted to classify such transaction or other action on the date it is consummated or otherwise taken and later, at any time and from time to time, reclassify such transaction or other action (as if occurring on the date of such reclassification), in any manner that complies with each applicable provision of Article VI, so long as such transaction or other action is permitted to be consummated or otherwise taken pursuant to each applicable provision of Article VI at the time of reclassification.

Section 1.11   Calculations. Notwithstanding anything to the contrary contained herein, for purposes of categorization of each Portfolio Investment in accordance with Section 5.13, the amount of “first lien debt”, “aggregate first lien debt” and “EBITDA” with respect to any Portfolio Investment may be calculated by the Borrower in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance certificates and financial reporting packages provided by the relevant obligor or issuer as per the requirements of and all in the manner set forth in the relevant agreement governing such Portfolio Investment.

Section 1.12   Event of Default. Any Event of Default that has occurred shall be deemed to be continuing unless waived in accordance with the terms hereof or cured (including as a result of an Obligor or a Subsidiary taking any action required under the Loan Documents after the date required hereunder or subsequently unwinding or otherwise modifying any action to comply with the Loan Documents). Upon the waiver or cure of a Default or an Event of Default (such waived or cured Default or Event of Default, a “Subject Default”), any other Default or Event of Default resulting from any representation or warranty by any Obligor or any Subsidiary, any action (or inaction) of any Obligor or any Subsidiary, or any other event or occurrence, in each case, which Default or Event of Default would not have arisen had the Subject Default not occurred, shall be deemed to be cured automatically upon, and simultaneously with, the waiver or cure of the Subject Default.

ARTICLE II

THE CREDITS

Section 2.01   The Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the aggregate Revolving Credit Exposure of all of the Lenders with Commitments then in effect exceeding the aggregate Commitments at such time or (c) after giving effect to any Concurrent Transaction, the total Covered Debt Amount exceeding the Borrowing Base then in effect (such amount, “Availability”).

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02   Loans and Borrowings.

(a)   Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans and Type made by the applicable Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)   Type of Loans.  Subject to Section 2.13, each Borrowing shall be constituted entirely of Term SOFR Loans.  Each Loan shall be denominated in Dollars.  Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply).

(c)   Minimum Amounts.  Each Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $500,000 (or such smaller amount as may be agreed to by the Administrative Agent); provided that a Borrowing may be in an aggregate amount that is equal to the entire amount of remaining Availability or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d)   Limitations on Term SOFR Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to continue as a Term SOFR Borrowing) any Borrowing if the Term SOFR Interest Period requested therefor would end after the Final Maturity Date.  Not more than eight (8) different groups (meaning, for purposes of this clause (d), Term SOFR Loans having the same Term SOFR Interest Period which expire on the same day) of Term SOFR Loans shall be outstanding at any one time.

Section 2.03   Requests for Borrowings.

(a)   Notice by the Borrower.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (or by telephone promptly confirmed in writing) not later than 11:00 a.m., Chicago time, one (1) Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request.

(b)   Content of Borrowing Requests.  Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)   the aggregate amount of the requested Borrowing;

(ii)   the date of such Borrowing, which shall be a Business Day;

(iii)   [reserved];

(iv)   [reserved]; and

(v)   the location and number of the Borrower’s account (or such other account(s) as the Borrower may designate in a written Borrowing Request accompanied by information reasonably satisfactory to the Administrative Agent as to the identity and purpose of such other account(s))  to which funds are to be disbursed.

(c)   Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d)   Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Term SOFR Borrowing having a Term SOFR Interest Period of one month. If a Term SOFR Borrowing is requested but no Term SOFR Interest Period is specified, then the Term SOFR Interest Period for such Term SOFR Borrowing shall be one month.

Section 2.04   Reserved.

Section 2.05   Letters of Credit.

(a)   General.  Subject to the terms and conditions of this Agreement and the other Loan Documents, during the Availability Period the Issuing Bank shall, from time to time, issue, upon the Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed five million Dollars ($5,000,000.00).  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Revolving Credit Exposure of Lenders with Commitments then in effect shall not exceed the aggregate Commitments at such time; and (ii) immediately after giving effect to any Concurrent Transaction, the total Covered Debt Amount shall not exceed the Borrowing Base then in effect.  Payments made by the Issuing Bank to any Person on account of any Letter of Credit shall be payable by the Borrower in the time period set forth in Section 2.05(e) and the Borrower agrees that each payment made by the Issuing Bank in respect of a Letter of Credit shall constitute a request by the Borrower for a Loan to reimburse the Issuing Bank.  In the event such Loan is not advanced by the Lenders for any reason, such reimbursement obligations shall become part of the obligations hereunder and shall bear interest at the rate applicable to Term SOFR Loans until repaid.  The Borrower shall pay, within 10 Business Days of demand therefor, the normal and customary administrative charges of the Issuing Bank for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b)   Letter of Credit Procedures.

(i)   LC Applications.  On or prior to the issuance of a Letter of Credit hereunder by the Issuing Bank, the Borrower shall execute and deliver to the Issuing Bank the Master Letter of Credit Agreement.  Borrower shall give notice to the Administrative Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Issuing Bank and the Administrative Agent shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an LC Application, duly executed by the Borrower and in all respects satisfactory to the Issuing Bank, together with such other documentation as the Issuing Bank may reasonably request in support thereof, it being understood that each LC Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the Final Maturity Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part.  Any Letter of Credit outstanding after the Final Maturity Date which is Cash Collateralized for the benefit of the Issuing Bank shall be the sole responsibility of the Issuing Bank.  In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any LC Application, or any other Letter of Credit Document and the terms of this Agreement, the terms of this Agreement shall control.

(ii)   Limitations on Issuing Bank Obligations.  This Section 2.05 shall not be construed to impose an obligation upon the Issuing Bank to issue, amend, renew or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing, amending or extending such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it or (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(c)   Expiration Dates of Letters of Credit.  The expiration date of each Letter of Credit shall be no later than the earlier of (a) one (1) year from the date of issuance and (b) the tenth (10th) Business Day prior to the Final Maturity Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the tenth (10th) Business Day prior to the Final Maturity Date.

(d)   Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Bank, and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the applicable Commitments; provided that no Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.05(d) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Letter of Credit was issued and (y) the Required Lenders shall have so notified the Issuing Bank in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Bank,

such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank in respect of Letters of Credit promptly upon the request of the Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(e)   Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $1,000,000 (or such smaller amount as may be agreed to by the Administrative Agent), the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender with a Commitment then in effect of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(f)   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence, bad faith or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, or with respect to any of the items described in Section 2.05(f)(i) through Section 2.05(f)(vi).  The parties hereto expressly agree that:

(i)   the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)   the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)   this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(g)   Disbursement Procedures.  The Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed in writing) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h)   Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Term SOFR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two Business Days following the date when due pursuant to Section 2.05(e), then the provisions of Section 2.12 shall apply.  Interest accrued pursuant to this paragraph shall be for account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(d) to reimburse the Issuing Bank shall be for account of such Lender to the extent of such payment.

(i)   Resignation and/or Replacement of Issuing Bank.  The Issuing Bank may resign and be replaced at any time by written agreement among the Borrower, the Administrative Agent, the resigning Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation and replacement of the Issuing Bank.  Upon the effectiveness of any resignation or replacement of the Issuing Bank, the Borrower shall pay all unpaid fees accrued for account of the resigning or replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of the appointment of a successor Issuing Bank, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the effective replacement or resignation of the Issuing Bank hereunder, the replaced or resigning Issuing Bank, as the case may be, shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j)   Cash Collateralization.  If the Borrower shall be required to provide Cash Collateral for LC Exposure pursuant to Section 2.09(a) or Section 2.10(b) or the last paragraph of Article VII, the Borrower shall immediately deposit Cash into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent in an amount equal to the amount required under Section 2.09(a) or Section 2.10(b) or the last paragraph of Article VII, as applicable.  Such deposit shall be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.  In any event there is no outstanding LC Exposure, the Administrative Agent shall promptly return and release the Cash Collateral held by the Administrative Agent to the Borrower.

(k)   Additional Issuing Banks. From time to time, the Borrower may, by notice to the Administrative Agent, designate additional Lenders as an Issuing Bank, each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned) and shall thereafter be an Issuing Bank hereunder for all purposes.

Section 2.06   Funding of Borrowings.

(a)   Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by 3:00 p.m., Chicago time, by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Borrowings made to finance the reimbursement of an LC

Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)   Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Dollars with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable at the time to Term SOFR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and this paragraph shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07   [Reserved].

Section 2.08   Termination, Reduction or Increase of the Commitments.

(a)   Scheduled Termination. Unless previously terminated, (i) the unused Commitments of each Lender shall terminate on the Commitment Termination Date, (ii) thereafter, such remaining Commitments shall be reduced automatically as and to the extent of reductions in the Revolving Credit Exposure and (iii) all remaining Commitments shall terminate on the Final Maturity Date.

(b)   Voluntary Termination or Reduction.  The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $10,000,000 or a larger multiple of $1,000,000 in excess thereof (or the entire amount of the Commitments), (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Commitments and (iii) any termination or reduction of the Commitments must be a termination of the Commitments in full if, after giving effect to such reduction, the aggregate Commitments are less than $25,000,000.  Any such reduction of the Commitments below the principal amount of the Letters of Credit permitted under Section 2.05(a) shall result in a dollar-for-dollar reduction of such amounts as applicable.

(c)   Notice of Voluntary Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two (2) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or modified by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)   Effect of Termination or Reduction.  Any termination or reduction of the Commitments pursuant to clause (b) shall be permanent.  Each reduction of the Commitments pursuant to clause (b) shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)   Increase of the Commitments.

(i)   Requests for Increase by the Borrower.  The Borrower may, at any time, request that the Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”), upon notice to the Administrative Agent (who shall promptly notify the Lenders), which notice shall specify each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least thirty (30) days prior to the Commitment Termination Date; provided that:

(A)   the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000 in excess thereof (or such other amount as the Administrative Agent may reasonably agree);

(B)   [reserved];

(C)   each Assuming Lender shall be consented to by the Administrative Agent and the Issuing Bank (which consent shall not be unreasonably withheld, delayed or conditioned);

(D)   no Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(E)   the representations and warranties contained in this Agreement shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(ii)   Effectiveness of Commitment Increase by the Borrower.  An Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x)   the Administrative Agent shall have received on or prior to 1:00 p.m., Chicago time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y)    each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 1:00 p.m., Chicago time on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance satisfactory to the Borrower and reasonably satisfactory the Administrative Agent (whose consent to such form shall not be unreasonably withheld, delayed or conditioned), pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.

(iii)   Recordation into Register.  Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (A) accept such agreement, (B) record the information contained therein in the Register and (C) give prompt notice thereof to the Borrower.

(iv)   Adjustments of Borrowings upon Effectiveness of Increase.  On the Commitment Increase Date, the Borrower shall (A) prepay the outstanding Loans (if any)  in full and (B) simultaneously borrow new Loans hereunder in an amount equal to such prepayment (which may also include the amount of any fees, expenses or amounts due by the Borrower on or prior to the Commitment Increase Date); provided that, (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (after giving effect to such Commitment Increase).  Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding

Letters of Credit so that such interests are held ratably in accordance with their commitments as so increased.

Section 2.09   Repayment of Loans; Evidence of Debt.

(a)   Repayment.  The Borrower hereby unconditionally promises to pay to the Administrative Agent, for account of the Lenders, the outstanding principal amount of the Loans of the Lenders and all other amounts due and owing hereunder and under the other Loan Documents on the Final Maturity Date.

In addition, on the Final Maturity Date, the Borrower shall deposit Cash into the Letter of Credit Collateral Account in an amount equal to 100% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Final Maturity Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

(b)   Manner of Payment.  Prior to any repayment or prepayment of any Borrowings to any Lenders hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed in writing) or by written notice of such selection not later than the time set forth in Section 2.10(c) prior to the scheduled date of such repayment.  If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied to Borrowings in the order of the remaining duration of their respective Term SOFR Interest Periods (the Borrowing with the shortest remaining Term SOFR Interest Period to be repaid first).  Each payment of a Borrowing to Lenders shall be applied ratably to the Loans included in such Borrowing.

(c)   Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)   Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Term SOFR Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)   Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records maintained by the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  In the event of any conflict between the Register and any other accounts and records maintained by the Administrative Agent, the Register shall control in the absence of manifest error.

(f)   Promissory Notes.  Any Lender may request that Loans made by it be evidenced by a promissory note; in such event, the Administrative Agent shall prepare in a form approved by the Borrower, and the Borrower shall execute and deliver, to such Lender a promissory note (or, if requested by such Lender, to such Lender and its registered assigns permitted hereunder). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns permitted hereunder).

Section 2.10   Prepayment of Loans.

(a)   Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section. Any prepayment of a Borrowing made in accordance with this clause (a) shall be applied ratably among the Lenders.

(b)   Mandatory Prepayments due to Borrowing Base Deficiency.  In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall, within two (2) Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Loans (or provide Cash Collateral for Letters of Credit as contemplated by Section 2.05(j)) in such amounts as shall be necessary so that such Borrowing Base Deficiency is cured; provided that if, within two (2) Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency, the Borrower shall present the Administrative Agent with a reasonably feasible plan acceptable to the Administrative Agent in its sole discretion to enable such Borrowing Base Deficiency to be cured within ten (10) Business Days of the date of acceptance of such plan by the Administrative Agent, then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 10-Business Day period.

(c)   Notices, etc.  The Borrower shall notify the Administrative Agent (which, to the extent such notice is by telephone, shall be confirmed in writing) of any prepayment hereunder not later than 11:00 a.m., Chicago time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked or modified if such notice of termination or reduction is revoked or modified in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing, other than any partial prepayment pursuant to Section 2.10(b) shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or scheduled payment. Each prepayment of a Borrowing shall be applied ratably to the Loans held by the Lenders included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b).

Section 2.11   Fees.

(a)   Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of the Commitment of such Lender during the period from and including the date hereof (or, if later, the date on which such Lender becomes a party hereto) to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date. Accrued and unpaid commitment fees shall be payable by each Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.

(b)   Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Term SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125 % per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable by such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees with respect to the Letters of Credit shall be payable on the Termination Date and the Borrower shall pay any such fees that have accrued and that are unpaid on the Termination Date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the Termination Date, the Borrower shall prepay on the Termination Date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the Termination Date through but not including the date such outstanding Letters of Credit are scheduled to expire (and, in that connection, the Lenders and the Issuing Bank agree not later than the date two Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by the Borrower over the sum of the amount of such fees that ultimately accrue through the date of such expiration or termination and the aggregate amount of all other unpaid obligations hereunder at such time).  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within thirty (30) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)   Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)   Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances absent obvious error.

Section 2.12   Interest.

(a)   [Reserved].

(b)   Loans.  Each Borrowing shall bear interest at a rate per annum equal to the higher of (i) the applicable Term SOFR for the related Term SOFR Interest Period for such Borrowing plus the Applicable Margin and (ii) 6.00%.

(c)   Default Interest.  Notwithstanding the foregoing, if any amount of principal of any Loan, interest or any fee payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest, except upon the occurrence of an Event of Default, at the election of the Required Lenders, at a fluctuating interest rate per annum at all times equal to (i) in the case of principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided above, (ii) in the case of any Letter of Credit, 2.00% per annum plus the fee otherwise applicable to such Letter of Credit as provided in Section 2.11(b)(i), or (iii) in the case of any other interest or fee, 2.00% per annum plus the rate applicable to Term SOFR Loans as provided in paragraph (b) of this Section.

(d)   Payment of Interest. Accrued and unpaid interest on each Loan shall be payable in arrears by each Quarterly Date for such Loan in Dollars and upon the Termination Date; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Borrowing prior to the end of the Term SOFR Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)   Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base

Rate or Term SOFR shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

Section 2.13   Inability to Determine Interest Rates.  Subject to Section 2.20, if:

(a)   the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR (including, without limitation, because Term SOFR for such Term SOFR Interest Period is not available or published on a current basis and such circumstances are unlikely to be temporary) for such Term SOFR Interest Period; or

(b)   the Administrative Agent is advised by the Required Lenders that Term SOFR for a Loan or for the applicable Term SOFR Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Term SOFR Interest Period;

then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and the affected Lenders.  Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or the affected Term SOFR Interest Periods) until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of ABR Loans in the amount specified therein and any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Term SOFR Interest Period.

Section 2.14   Increased Costs.

(a)   Increased Costs Generally.  If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against any assets of, deposits with or for the account of, or credit extended or participated in by any Lender or the Issuing Bank;

(ii)   subject any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits reserves, other liabilities or capital attributable thereto; or

(iii)   impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)   Capital or Liquidity Requirements.  If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender or the Issuing Bank, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)   Certificates from Lenders.  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error (it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any information to the extent prohibited by applicable law).  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)   Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15   Break Funding Payments.  In the event of (a) the payment of any principal of any Term SOFR Loan, in each case, other than on the last day of a Term SOFR Interest

Period therefor (excluding any prepayment in connection with any Commitment Increase Date), (b) the failure to borrow, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (excluding any prepayment in connection with any Commitment Increase Date, but regardless of whether such notice is permitted to be revoked or modified under Section 2.10(c) and is revoked or modified in accordance therewith), or (c) the assignment as a result of a request by the Borrower pursuant to Section 2.18(b) of any Term SOFR Loan other than on the last day of a Term SOFR Interest Period therefor, then, in any such event, the Borrower shall compensate each affected Lender for such Lender’s the loss, cost and reasonable out-of-pocket expense attributable to such event (excluding loss of anticipated profits).  In the case of a Term SOFR Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of:

(i)   the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Term SOFR Interest Period for such Loan (or, in the case of a failure to borrow or continue, the duration of the Term SOFR Interest Period that would have resulted from such borrowing or continuation) if the interest rate payable on such deposit were equal to Term SOFR for such Term SOFR Interest Period, over

(ii)   the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in Dollars from other banks in the market for Term SOFR at the commencement of such period.

Payment under this Section 2.15 shall be made upon written request of a Lender delivered not later than thirty (30) days following the payment, conversion, or failure to borrow, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error.

Section 2.16   Taxes.  For purposes of this Section 2.16, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(a)   Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if the Borrower or the Administrative Agent shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, applicable Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent shall make such deductions and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   Payment of Other Taxes by the Borrower.  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for and, within thirty (30) days after written demand therefor, pay the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)   Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after written demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)   Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)   Tax Documentation.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)   Without limiting the generality of the foregoing:

(A)   any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (and such additional copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of IRS Form W-9 or any successor form certifying that such Lender is exempt from U.S. federal backup withholding Tax; and

(B)   each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(w)   duly completed and executed copies of IRS Form W-8BEN, W-8BEN-E or any applicable successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party pursuant to the “interest” article of such tax treaty (for payments of interest) or establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty (for other payments),

(x)   duly completed copies of IRS Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(y)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that such Foreign Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (c) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) duly completed and executed copies of IRS

Form W-8BEN or W-8BEN-E (or any applicable successor form) certifying that the Foreign Lender is not a U.S. Person, or

(z)   duly completed and executed originals of IRS Form W-8IMY (or any applicable successor form), accompanied by IRS Form W-8ECI (or any applicable successor form), IRS Form W-8BEN or W-8BEN-E (or any applicable successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or any applicable successor form), and/or other certification documents from each beneficial owner, as applicable.

(C)   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)   Documentation Required by FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.16(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)   In addition, each Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender; provided it is legally able to do so at the time.  Each Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).

(g)   Treatment of Certain Refunds.  If the Administrative Agent, any Lender or an Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent, any Lender or an Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, any Lender or an Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or an Issuing Bank in the event the Administrative Agent, any Lender or an Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent, any Lender or an Issuing Bank be required to pay any amount to the Borrower pursuant to this clause (g), the payment of which would place such Person in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed, and the indemnification payments or additional amounts giving rise to such Tax had never been paid.  This subsection shall not be construed to require the Administrative Agent, any Lender or an Issuing Bank to make available its Tax returns or its books or records (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 2.17   Payments Generally; Pro Rata Treatment: Sharing of Set-offs.

(a)   Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All amounts owing under this Agreement  (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan or under any other Loan Document (except to the extent otherwise provided therein)) are payable in Dollars.

(b)   Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)   Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) (x) each Borrowing shall be made from the Lenders’ Commitments, (y) each payment of commitment fee under Section 2.11 shall be made for account of the Lenders, and (z) each termination or reduction of the amount of the Commitments under Section 2.08 shall be applied to the respective Commitments of the Lenders, in each case pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)   Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or participations in LC Disbursements, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, and participations in LC Disbursements, and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, and participations in LC Disbursements, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)   Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate.

(f)   Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(a) or (b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18   Mitigation Obligations; Replacement of Lenders.

(a)   Designation of a Different Lending Office.  If any Lender or Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending or issuing office for funding or booking its Loans hereunder or issuing Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender or Issuing Bank.  The Borrower hereby agrees to pay all reasonable, out-of-pocket and documented costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b)   Replacement of Lenders or Issuing Banks.  If any Lender or Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for account of any Lender or Issuing Bank pursuant to Section 2.16, and, in each case, such Lender or Issuing Bank has not designated a different lending or issuing office in accordance with Section 2.18(a), or if any Lender becomes a Defaulting Lender or is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the

Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, delayed or conditioned, (ii) such Lender or Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction or elimination in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.18(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the assignee, and the Issuing Bank and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section to the contrary, any Lender that acts as an Issuing Bank may not be replaced as an Issuing Bank hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit.

Section 2.19   Defaulting Lenders.

(a)   Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)   Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank hereunder; third, to Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in the manner described in Section 2.09(a); fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in the manner described in Section 2.09(a); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations in respect of any LC Disbursement for which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations in respect of any LC Disbursement that is owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations in respect of any LC Disbursement that is owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)   Certain Fees.

(A)   No Defaulting Lender shall be entitled to receive any fee pursuant to Sections 2.11(a) and (b) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it (but not the Borrower) has provided Cash Collateral pursuant to Section 2.19(d).

(B)   With respect to any fees pursuant to Section 2.11(b) not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in

Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)   Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)   Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such former Defaulting Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.19(a)(iii)), and if Cash Collateral has been posted with respect to such Defaulting Lender, the Administrative Agent will promptly return and release such Cash Collateral to the Borrower, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)   New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.19(d).

(d)   Cash Collateral. At any time that there shall exist a Defaulting Lender, promptly following the written request of Administrative Agent or Issuing Bank (with a copy to Administrative Agent) Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)   Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, within 10 Business Days after written demand therefor by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing securities accounts at Western Alliance Trust Company, N.A. Borrower shall pay, within thirty (30) days after written demand therefor, from time to time all reasonable and customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(ii)   Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)   Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender or giving effect to Section 2.19(a)(iii)) or (ii) the determination by Administrative Agent and Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure.

Section 2.20   Benchmark Replacement.

(a)   Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark

Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement for Term SOFR is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent and the Borrower to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis on the first day of the month.

(b)   Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (after consulting with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)   Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(d)   Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)   Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Borrowing to be made during any Benchmark Unavailability Period and, failing that, if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01   Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.

Section 3.02   Authorization; Enforceability.  The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03   Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to this

Agreement or the Security Documents and (iii) such other consents or approvals that the failure to obtain could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) any applicable law, regulation or order of any Governmental Authority in any material respect or (ii) the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to this Agreement or the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.04   No Material Adverse Effect. Since September 30, 2024, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05   Litigation.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions (other than any action brought by an Obligor against a Defaulting Lender that is not prohibited by the terms of this Agreement).

Section 3.06   Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Borrower or its Subsidiaries could reasonably be expected to result in a Material Adverse Effect.

Section 3.07   Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08   ERISA.

(a)   No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)   Neither the Borrower nor any Subsidiary Guarantor is or is acting on behalf of (i) an “employee benefit plan” as defined in and subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) a plan or arrangement subject to any Similar Law or (iv) a person or entity considered to hold “plan assets” of any of the foregoing as determined under the Plan Asset Regulation or for purposes of any Similar Law.

Section 3.09   Disclosure; Beneficial Ownership.

(a)   Disclosure.  As of the Effective Date, the Borrower has disclosed in its public filings or to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that if terminated prior to its term, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than projections, financial estimates, forecasts and other forward-looking information, and other information of a general economic or industry specific nature or information relating to third parties) furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken together with the Borrower’s public filings and as a whole (and after giving effect to all updates, modifications and supplements) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading at the time made; provided that with respect to projections, financial estimates, forecasts and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof (it being understood that such projections, financial estimates, forecasts and other forward-looking information are as to future events and are not to be viewed as facts or a guarantee of performance or achievement and are subject to significant and inherent uncertainties and contingencies, many of which are or may be outside of the Borrower’s control, and that no assurance can be given that any particular projections, financial estimates, forecasts or other forward-looking information will be realized, and are therefore not to be viewed as fact, and actual results during the period or periods covered by any such projections, financial estimates, forecasts or other forward-looking information may differ significantly from the projected results set forth therein and such differences may be material).

(b)   Beneficial Ownership. As of the Effective Date, the information included in any Beneficial Ownership Certification delivered by the Borrower hereunder is true and correct in all material respects.

Section 3.10   Investment Company Act; Margin Regulations.

(a)   Status as Business Development Company and RIC.  The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and elected to be treated as a RIC effective for its taxable year ending on March 31, 2022.

(b)   Compliance with Investment Company Act.  The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Borrower and its Subsidiaries, except where such breaches or violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)   Investment Policies.  The Borrower is in compliance in all respects with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(d)   Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of Regulation D, T, U or X.

Section 3.11   Material Agreements and Liens.

(a)   Material Agreements.  Part A of Schedule 3.11 is a complete and correct list, as of the date hereof, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowing money or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money by, the Borrower or any of its Subsidiaries outstanding on the Effective Date (other than Indebtedness hereunder or under any other Loan Document and other than any such agreement or arrangement between or among the Borrower and/or its Subsidiaries (it being understood and agreed that this parenthetical shall not permit any such agreements or arrangements not otherwise permitted hereunder)), and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement, in each case, as of the date hereof, is correctly described in Part A of Schedule 3.11.

(b)   Liens.  Part B of Schedule 3.11 is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness of the Borrower, any other Obligor, or any of their respective Subsidiaries outstanding on the Effective Date (other than Indebtedness hereunder or under any other Loan Document and other than any such agreement or arrangement between or among the Borrower and/or its Subsidiaries (it being understood and agreed that this parenthetical shall not permit any such agreements or arrangements not otherwise permitted hereunder)) covering any property of the Borrower or any of its Subsidiaries, and the aggregate principal or face amount (including any unfunded exposure) of Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Effective Date is correctly described in Part B of Schedule 3.11.

Section 3.12   Subsidiaries and Investments.

(a)   Subsidiaries.  Set forth on Schedule 3.12(a) is a list of the Borrower’s Subsidiaries as of the Effective Date.

(b)   Investments.  Set forth in Schedule 3.12(b) is a complete and correct list, as of the Effective Date, of all Investments (other than Investments of the types referred to in clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (l) and (m) of Section 6.04) held by the Borrower or any of its Subsidiaries in any Person on the Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment.  Except as disclosed in set forth in Part B of Schedule 3.11, as of the Effective Date, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to this Agreement or the Security Documents and other Liens permitted under Section 6.02), all such Investments.

Section 3.13   Properties.

(a)   Title Generally.  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property necessary to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)   Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.14   Affiliate Agreement.  As of the date hereof, the Borrower has heretofore delivered (to the extent not otherwise publicly filed with the Securities and Exchange Commission) to the Administrative Agent true and complete copies of the Affiliate Agreement as in effect as of the date hereof (including schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the date hereof, the Affiliate Agreement is in full force and effect.

Section 3.15   Sanctions and Anti-Corruption Laws.  The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance in all material respects by the Borrower and its Subsidiaries and their respective directors, officers, employees and investment advisors with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective employees, officers and directors and, to the knowledge of the Borrower, agents of the Borrower and its Subsidiaries, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions.  None of the Borrower, any Subsidiary thereof or, to the knowledge of the Borrower, any Affiliate thereof is a Sanctioned Person and none of the Borrower or any Subsidiary thereof or, to the knowledge of the Borrower, any director, officer, manager or agent of the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower is the subject of any Sanctions.

Section 3.16   Collateral Documents.  The provisions of the Security Documents are effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the Borrower and each Subsidiary Guarantor in the Collateral described therein; provided that, with respect to any such failure that would not constitute an Event of Default under clause (p) of Article VII, such failure shall not constitute a breach of this Section 3.16.

Section 3.17   EEA Financial Institutions.  Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

ARTICLE IV

CONDITIONS

Section 4.01   Effective Date.  The effectiveness of this Agreement and of the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 9.02):

(a)   Documents.  The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below to each Lender) in form and substance:

(i)   Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include an electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii)   Opinion of Counsel to the Borrower.  A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kilpatrick Townsend & Stockton LLP, New York and Maryland counsel for the Borrower, in form and substance reasonably acceptable to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(iii)   Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(iv)   Officer’s Certificate.  A certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(v)   Guarantee and Security Agreement.  The Guarantee and Security Agreement, duly executed and delivered by each of the parties to the Guarantee and Security Agreement.

(vi)   Control Agreements.  A control agreement with respect to each of the Securities Accounts (each as defined in the Guarantee and Security Agreement) required to be delivered by the Guarantee and Security Agreement, duly executed and delivered by each of the parties thereto (it being understood and agreed that no control agreement shall be required for any Securities Account held at the Collateral Agent).

(vii)   Borrowing Base Certificate.  A Borrowing Base Certificate showing a calculation of the Borrowing Base on or after December 31, 2024.

(b)   Liens. The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to each Obligor and such search shall reveal no liens on any of the assets of any Obligor except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(c)   Consents.  The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and all guarantors in connection with the Transactions and any transaction being financed with the proceeds of the Loans (in each case, other than (i) any filing required under the Securities Exchange Act of 1934 or the rules or regulations promulgated thereunder, including any filing required on Form 8-K, (ii) filings and recordings in respect of the Liens created pursuant to this Agreement or the Security Documents and (iii) such other consents or approvals that the failure to obtain could not reasonably be expected to result in a Material Adverse Effect), and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loans shall be ongoing.

(d)   Fees and Expenses.  The Borrower shall have paid in full (or, substantially concurrently with the Effective Date, shall pay in full) to the Administrative Agent all reasonable and documented out-of-pocket fees, costs and expenses related to this Agreement owing on the Effective Date (which payments may be made or netted from the proceeds of a Borrowing of the Loans on the Effective Date).

(e)   Know Your Customer Documentation.  The Administrative Agent and the Lenders shall have received, at least two (2) Business Days prior to the Effective Date  (so long as the Borrower received such request within ten (10) Business Days prior to the Effective Date) (i) upon the reasonable request of the Lenders, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent that the Borrower qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation and requested by the Administrative Agent or any Lender, a Beneficial Ownership Certification in relation to the Borrower.

The contemporaneous exchange and release of executed signature pages by each of the Persons contemplated to be a party hereto shall render this Agreement effective and any such exchange and release of such executed signature pages by all such parties shall constitute satisfaction or waiver (as applicable) of any condition precedent to such effectiveness set forth above. Each Lender on the Effective Date acknowledges receipt of, and satisfaction with, each of the documents set forth above.

Section 4.02   Each Credit Event.  The obligation of each Lender to make any Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)   the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any portion of any representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)   at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing and the Commitment Termination Date shall not have occurred; and

(c)    the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (immediately after giving effect to such extension of credit and any Concurrent Transactions) shall not exceed the Borrowing Base immediately after giving effect to such extension of credit as well as any Concurrent Transactions (which, with respect to the Borrowing on the Effective Date, shall be deemed satisfied by the Borrowing Base Certificate delivered pursuant to Section 4.01(a)(vii)).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.  For the avoidance of doubt, the conversion or continuation of a Borrowing as the same or a different Type (without an increase in the principal amount thereof) shall not be considered the making of a Loan.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01   Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent:

(a)   within 120 days after the end of each fiscal year of the Borrower (or such longer period as consistent with SEC filing requirements), the audited consolidated statements of assets and liabilities, operations, changes in net assets and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, P.C. or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied; provided that the requirements set forth in this clause (a) may be fulfilled pursuant to the terms of Section 5.01(j) below;

(b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such longer period as consistent with SEC filing requirements), the consolidated statements of assets and liabilities, operations, changes in net assets and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statements of assets and liabilities, operations, changes in net assets and cash flows, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled pursuant to the terms of Section 5.01(j) below;

(c)   concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred during the applicable period and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 and (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements) and, if any such change has occurred (and has not been previously reported to the Administrative Agent), specifying the effect as determined by the Borrower of such change on the financial statements accompanying such certificate; provided that the requirements set forth in this clause (iii)(c) may be fulfilled by providing to the Administrative Agent, or filing pursuant to Section 5.01(j), the report of the Borrower to the Securities Exchange Commission on Form 10-Q or 10-K for the applicable quarterly or annual period pursuant to Section 5.01(a), (b) or (j);

(d)   as soon as available and in any event not later than fifteen (15) days after the end of each monthly accounting period (ending on the last day of each calendar month) of the

Borrower and its Subsidiaries, commencing with the monthly accounting period ending January 31, 2025, a Borrowing Base Certificate as at the last Business Day of such accounting period;

(e)   no later than five (5) Business Days after any Responsible Officer of the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date such Responsible Officer of the Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date such Responsible Officer obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one (1) Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f)   promptly upon receipt thereof copies of all significant and non-routine reports submitted by the Borrower’s independent public accountants to the Board of Directors of the Borrower in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the Board of Directors of the Borrower (other than the periodic reports that the Borrower’s independent auditors provide, in the ordinary course, to the audit committee of the Borrower’s Board of Directors or other similar periodic reports);

(g)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to all stockholders or filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(h)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, the other Loan Documents and the Beneficial Ownership Regulation, as the Administrative Agent or any Lender may reasonably request.

(i)   Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks™/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted by Administrative Agent on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower or any of its Subsidiaries which is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries and their securities.

(j)   Notwithstanding anything to the contrary herein, the requirements to deliver documents set forth in Section 5.01(a), (b) and (g) will be fulfilled by the filing by the Borrower of the applicable documents for public availability on the SEC’s Electronic Data Gathering and

Retrieval system without the Borrower providing any notice thereof to the Administrative Agent or any Lender.

Section 5.02   Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice upon any Responsible Officer obtaining actual knowledge of the following:

(a)   the occurrence of any Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent); provided that if such Default is subsequently cured (i) within the time periods set forth herein or (ii) before the Borrower became aware of such Default, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder;

(b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred after the Effective Date, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the greater of (i) $7,500,000 and (ii) an amount equal to 5% of the assets of the Borrower at the time of the occurrence of such ERISA Event; and

(d)   any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower or any of its Subsidiaries) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.02) or any other Loan Document, none of the Borrower nor any of its Subsidiaries shall be required to disclose or provide any information (i) in respect of which disclosure to the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (or any of their respective representatives or contractors) is prohibited by applicable laws or regulations, (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in respect of which the Borrower or any of its Subsidiaries owes confidentiality obligations to any third party that prohibit such disclosure; provided that, with respect to this clause (iii), the Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

Section 5.03   Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises necessary to the conduct of its business, except with respect to this clause (ii) where the failure to so preserve, renew and keep could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.03 foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04   Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including income Tax and other material Tax liabilities and material contractual obligations that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05   Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06   Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep, or cause to be kept, books of record and account in accordance with GAAP. Subject to the final sentence of Section 5.02, the Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that (i) the Borrower or such Obligor shall be entitled to have its representatives and advisors present during any inspection of its books and records and (ii) unless an Event of Default shall have occurred and be continuing, the Borrower’s obligation to reimburse any costs and expenses incurred by the Administrative Agent and the Lenders in connection with any such inspections shall be limited to one inspection per calendar year under this Section 5.06 and Section 7.01(a) of the Guarantee and Security Agreement for the Administrative Agent and the Lenders taken as a whole.

Section 5.07   Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations, including laws applicable to their business, the Investment Company Act (if applicable to such Person), and orders of any Governmental Authority applicable to it or its property.  Without limiting the generality of the foregoing, the Borrower will, and will cause its Subsidiaries to, conduct its business and other activities in compliance with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder (if applicable to such Person), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain policies, procedures and internal controls reasonably designed to promote and achieve compliance in all material respects with Sanctions and Anti-Corruption Laws.

Section 5.08   Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)   Subsidiary Guarantors. In the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than a Foreign Subsidiary (as defined in the Guarantee and Security Agreement)), the Borrower will within thirty (30) days thereof (or such longer period as shall be reasonably agreed by the Administrative Agent) cause such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (unless waived by the Administrative Agent) and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have reasonably requested.

(b)   Reserved.

(c)   Further Assurances.  Subject to the limitations set forth in this Agreement and the other Loan Documents, the Borrower will, and will cause each of the Subsidiary Guarantors to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which the Administrative Agent may reasonably request in order to grant, preserve, protect and perfect the validity, enforceability, priority and non-avoidability of the security interests created or intended to be created by any Loan Document, subject to the existence of Permitted Liens. Without limiting the generality of the foregoing, but subject to the limitations set forth in this Agreement and the other Loan Documents, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement, including: (i) to create, in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Security Agreement), perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements, limitations and exclusions of the Security Documents, (ii) to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” (within the meaning of the Uniform Commercial Code) over each bank account or securities account of the Obligors (other than “Excluded Accounts” as defined in the Guarantee and Security Agreement), and in that connection, the Borrower agrees to cause all cash and other proceeds of Portfolio Investments including in the Borrowing Base received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent), (iii) in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any bank loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, to ensure that all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity and (iv) if an Event of Default under clause (a) or (b) of Article VII has occurred and is continuing, to cause the closing sets and all executed amendments, consents, forbearances and other modifications and assignment agreements relating to any Portfolio Investment and any other documents relating to any Portfolio Investment requested by the Collateral Agent, in each case to be held by the Collateral Agent or a custodian pursuant to the terms of a custodian agreement and/or control agreement reasonably satisfactory to the Collateral Agent.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, (u) if any instrument, promissory note, agreement, document or certificate held by the Collateral Agent or a custodian is destroyed or lost not as a result of any action of an Obligor, then any original of such instrument, promissory note, agreement, document or certificate shall be deemed held by the Collateral Agent or a custodian for all purposes hereunder; provided that, when such Obligor has actual knowledge of any such destroyed or lost instrument, promissory note, agreement, document or certificate, it shall use all commercially reasonable efforts to obtain from the underlying borrower, and deliver to the Collateral Agent or a custodian, a replacement instrument, promissory note, agreement, document or certificate, (v) the Obligors shall not be required to take any action to collaterally assign to the Collateral Agent their respective rights under any representation and warranty insurance policy or any business interruption policy, (w) the Collateral Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Obligors on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents and (x) there shall be no landlord, mortgagee, warehouseman or bailee waivers required.

Section 5.09   Use of Proceeds.  The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including acquiring and funding (either directly or through one or more Subsidiaries) of Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in (i) violation of Regulations D, T, U and X for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or (ii) in violation of applicable law or any applicable Governmental Authority. No Obligor will directly or knowingly indirectly use the proceeds of the Loans or otherwise make available such proceeds (i) to any Person for the purpose of financing the activities of any Person on the list of Specially Designated Nationals and Blocked Persons or that is subject to, or the subject or target of, Sanctions, or in any Sanctioned Country or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

Section 5.10   Status of RIC and BDC.  The Borrower shall at all times maintain (i) its status as a “business development company” under the Investment Company Act and (ii) its status as a RIC under the Code.

Section 5.11   Investment Policies.  The Borrower shall at all times be in compliance in all material respects with its Investment Policies (after giving effect to any Permitted Policy Amendments).

Section 5.12   Portfolio Valuation and Diversification, etc.

(a)   [Reserved].

(b)   Portfolio Valuation etc.

(i)   Trading Date Basis.  All determinations of the valuation of any Portfolio Investment pursuant to this Agreement shall be determined on a trading-date basis.

(ii)   Determination of Values.  The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments included in the Borrowing Base as follows:

(A)   [Reserved].

(B)   External Review. With respect to Portfolio Investments included in the Borrowing Base for which market quotations are not readily available, the Board of Directors of the Borrower (or the Advisor so long as it has the necessary delegated authority) shall determine with the assistance of an Approved Third-Party Appraiser (which shall include any Approved Third-Party Appraiser of the Administrative Agent) the value of each such Portfolio Investment each fiscal quarter in accordance with ASC820 and the Investment Company Act  (and shall provide such value to the Administrative Agent no later than fifteen (15) Business Days after determination thereof); provided that, the Value of any such Portfolio Investment (i.e., a Portfolio Investment for which market quotations are not readily available) (including, for the avoidance of doubt, a participation interest) acquired during a fiscal quarter shall be deemed to be equal to the cost of such Portfolio Investment until such time as the fair market value of such Portfolio Investment is determined in accordance with the foregoing provisions of this sub-clause (B) as at the last day of such fiscal quarter.

(C)   Internal Review.  The Borrower shall conduct internal reviews of all Portfolio Investments included in the Borrowing Base at least once each calendar month which shall highlight any material amendments or other modifications to the Underlying Instruments for Portfolio Investments.

(D)   Failure to Determine Values.  If the Borrower shall fail to determine the value of any Portfolio Investment included in the Borrowing Base as at any date pursuant to the requirements of the foregoing subclauses (B) or (C), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero for purposes of the Borrowing Base until such time as the value of such Portfolio Investment is otherwise determined or reviewed, as applicable, in accordance herewith.

(E)   Reserved.

(F)   Valuation Dispute Resolution.  Notwithstanding the foregoing, the Administrative Agent shall at any time have the right to request, in its reasonable discretion, any Portfolio Investment included in the Borrowing Base with a value assigned by the Borrower pursuant to Section 5.12(b)(ii)(B) be independently valued by an Approved Third-Party Appraiser retained by the Administrative Agent; provided that any such valuation of such Portfolio Investment shall not be conducted as of a date ending prior to, or sixty (60) days after, the date of the valuations of such Portfolio Investment determined pursuant to Section 5.12(b)(ii)(B), and the reasonable and documented out-of-pocket costs of any such valuation permitted under this sentence shall be at the expense of the Borrower; provided, further, that (x) the values determined by any appraisal shall be treated as confidential information by the Administrative Agent and the Lenders and shall be deemed to be “Information” hereunder and subject to Section 9.13 and (y) such Approved Third-Party Appraiser shall make such valuations in consultation with the Borrower and the Advisor. The Administrative Agent shall notify the Borrower of its receipt of the results of any appraisal from an Approved Third-Party Appraiser and provide a copy of such results and any related reports to the Borrower. If there is a difference between the Borrower’s valuation pursuant to Section 5.12(b)(ii)(B) and the valuation of any Approved Third-Party Appraiser retained by the Administrative Agent pursuant to this Section 5.12(b)(ii)(F), then the value determined by the Approved Third-Party Appraiser retained by the Administrative Agent shall be used.

(iii)   Generally Applicable Valuation Provisions.

(A)   Each Approved Third-Party Appraiser (whether selected by the Borrower or the Administrative Agent) shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors. Other procedures relating to the valuation will be reasonably agreed upon by the Administrative Agent and the Borrower.

(B)   For the avoidance of doubt, the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(C)   The values determined by any Approved Third-Party Appraiser shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof.

(D)   The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by the Borrower for any other purpose, including, without limitation, the delivery of financial statements or valuations required under ASC820 or the Investment Company Act or otherwise.

(E)   The Administrative Agent shall notify the Borrower of its receipt of the final results of any such test promptly upon its receipt thereof and shall provide a copy of such results and the related report to the Borrower promptly upon the Borrower’s request.

(c)   Investment Company Diversification and Tax Requirements.  The Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to (i) comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies to the extent applicable and (ii) subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs to the extent applicable.

(d)   Revolving Portfolio Investments Limitation. The Obligors shall acquire Revolving Portfolio Investments (it being understood that any new or additional borrowings under an existing Revolving Portfolio Investment shall not constitute an “acquisition” of such Revolving Portfolio Investment) only if, at the time of such acquisition, the aggregate amount of unfunded Revolving Portfolio Investments of the Obligors does not exceed the sum of (i) Availability (assuming a 37.5% Advance Rate for the aggregate amount of unfunded Revolving Portfolio Investments of the Obligors), (ii) the aggregate amount of the Obligors’ Portfolio Investments that are Cash or Cash Equivalents, and (iii) the aggregate amount of the unfunded obligations of all investors to (that are, in each case, subject to requirements to fund at the direction of an Obligor and are not temporarily or permanently excused) in each of the Obligors to fund capital commitments to the Obligors.

Section 5.13   Calculation of Borrowing Base.  For purposes of this Agreement, the “Borrowing Base” shall be equal to the least of (x) the aggregate Commitments, (y) the amount determined, as at any date of determination, as the sum, for each Portfolio Investment, of the products of its Advance Rate and its Value (excluding any Cash Collateral held by the Administrative Agent pursuant to Section 2.05(j) or the last paragraph of Section 2.09(a)), and (z) 37.5% of the aggregate Value of the Investments (excluding Cash) owned by the Obligors; provided that:

(a)   the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in an Affiliated group of issuers (after giving effect to Section 1.05) that exceeds the lesser of (x) $10,000,000 and (y) 10% of the Value of all Portfolio Investments in the Collateral Pool (other than Portfolio Investments for which the Advance Rate is 0%) shall be 0%; and

(b)   (x) the portion of the Borrowing Base attributable to Cov-Lite Portfolio Investments shall not exceed 10% and (y) the portion of the Borrowing Base attributable to Portfolio Investments carved out from the definition of Cov-Lite Portfolio Investments pursuant to the proviso thereto shall not exceed 10%.

To the extent any Portfolio Investment is required to be removed from the Borrowing Base to comply with any of the portfolio limitations set forth in this Section 5.13, the Borrower shall be permitted to choose the Portfolio Investments, or portions of such Portfolio Investments, to be so removed to effect such compliance.

Section 5.14 Issuers.   The Borrower will, and will cause its Subsidiaries to, use reasonable, good faith efforts to introduce Western Alliance Bank or Western Alliance Trust Company, N.A. to each issuer.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01   Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness (for clarity and subject to Section 1.10, with respect to revolving loan facilities, delayed draw loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place only at the time such facility is entered into or the aggregate commitments thereunder are increased or extended and, solely for purposes of satisfying the incurrence tests in this Section 6.01, shall be deemed to be fully drawn with respect to any commitments that have not expired or been terminated and are, subject to the satisfaction of customary credit event conditions, available to be drawn; provided that such commitments shall in no event include any accordion capacity that has not yet been exercised), except:

(a)   Indebtedness created hereunder or under any other Loan Document;

(b)   (i) Indebtedness of any Obligor owing to any other Obligor and (ii) Indebtedness consisting of Investments by or among the Borrower and its Subsidiaries permitted under Section 6.04;

(c)   obligations payable to clearing agencies, brokers, dealers or others in connection with the purchase or sale of securities or other Investments in the ordinary course of business;

(d)   Indebtedness in an aggregate principal amount not to exceed an amount equal to 1.00 times Shareholders’ Equity, tested at the time such Indebtedness is incurred;

(e)   Hedging Agreements entered into in the ordinary course of the Borrower’s or any of its Subsidiaries’ financial planning and not for speculative purposes; and

(f)   guarantees of other Indebtedness and other obligations otherwise permitted hereunder.

Section 6.02   Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a)   any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Part B of Schedule 3.11; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries, and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)   Liens created pursuant to this Agreement (including Section 2.19) or any of the Security Documents;

(c)   Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding $3,000,000 at any one time outstanding, so long as at the time of incurrence of such Indebtedness or other obligations, and immediately after giving effect to any Concurrent Transaction, the Covered Debt Amount does not exceed the lesser of (i) the Borrowing Base and (ii) the amount required to comply with the provisions of Sections 6.07(c) and (d);

(d)   Permitted Liens; and

(e)   Liens securing Hedging Agreements permitted under Section 6.04(c) and not otherwise permitted under clause (b) above (it being understood that, notwithstanding anything to the contrary hereunder, any Cash, Cash Equivalents or other collateral subject to such Liens shall not be required to be subject to any account control agreement hereunder or under any other Loan Document).

Section 6.03   Fundamental Changes.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document.  The Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) any transaction permitted under Section 6.05 or 6.12, (y) assets (other than Portfolio Investments) sold or disposed of in the ordinary course of business (including to make expenditures of Cash and Cash Equivalents in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and the use of Cash and Cash Equivalents in the ordinary course of business) and (z) subject to the provisions of clauses (d) and (e) below, Portfolio Investments.

Notwithstanding the foregoing provisions of this Section:

(a)   any Subsidiary may be merged or consolidated with or into the Borrower or any other Subsidiary;

(b)   the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

(c)   the Equity Interests of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) so long as (i) immediately after giving effect to such sale, transfer or other Disposition and any Concurrent Transaction, the Covered Debt Amount does not exceed 80% of the Borrowing Base and (ii) such sale, transfer or other disposition is not materially adverse to the Lenders;

(d)   the Obligors may sell, transfer or otherwise Dispose of Portfolio Investments so long as immediately after giving effect to such sale, transfer or other Disposition and any Concurrent Transaction, the Covered Debt Amount does not exceed the Borrowing Base;

(e)   the Borrower may merge or consolidate with (or acquire all or substantially all of the assets of) any other Person so long as (i) immediately after giving effect thereto, the Borrower is (x) the continuing or surviving entity in such transaction and (y) organized under the laws of any State in the United States or the District of Columbia and (ii) at the time thereof and immediately after giving effect thereto and to any Concurrent Transactions, no Default or Event of Default shall have occurred or be continuing;

(f)   the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and Dispositions does not exceed $10,000,000 in any fiscal year;

(g)   the Borrower and its Subsidiaries may make Investments permitted by Section 6.04;

(h)   the Borrower and its Subsidiaries may effectuate the Dispositions permitted by Section 6.08 (other than clause (l) thereof); and

(i)   the Obligors may dissolve or liquidate any Subsidiary so long as (i) in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to an Obligor and (ii) such dissolution or liquidation is not materially adverse to the Lenders.

Section 6.04   Investments.  The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except:

(a)   operating deposit accounts and securities accounts with banks to the extent subject to a control agreement in favor of the Collateral Agent;

(b)   (i) Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors and (ii) Investments by a Subsidiary that is not an Obligor in another Subsidiary;

(c)   Hedging Agreements entered into in the ordinary course of the Borrower’s or any of its Subsidiaries’ financial planning and not for speculative purposes;

(d)   Portfolio Investments by the Borrower and its Subsidiaries to the extent such Portfolio Investments are permitted under the Investment Company Act (if applicable) and in compliance in all material respects with the Borrower’s Investment Policies, in each case as in effect as of the date such Investments are made or acquired;

(e)   Investments in Cash and Cash Equivalents;

(f)   Investments described on Schedule 3.12(b);

(g)   Investments in the form of Guarantees permitted pursuant to Section 6.01;

(h)   Hedging Agreements permitted by Section 6.01(e);

(i)   the endorsement of negotiable instruments held for collection in the ordinary course of business;

(j)   lease, utility and other similar deposits in the ordinary course of business;

(k)   Investments made as a result of the receipt of non-cash consideration from a Disposition permitted by Section 6.03;

(l)   Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;

(m)   Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(n)   If no Default or Event of Default has occurred and is continuing (or would result), Investments in joint ventures, directly or indirectly, of the Borrower; and

(o)   Investments not otherwise permitted under this Section 6.04 that are consistent with the Investment Policies in an aggregate amount not to exceed 2 % of the value of the gross assets of the Borrower and its Subsidiaries at any time.

Section 6.05   Restricted Payments.  The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower and its Subsidiaries may declare and pay:

(a)   dividends with respect to the Equity Interests of an Obligor (including, for the avoidance of doubt, pursuant to any distribution reinvestment plan of an Obligor) payable solely in additional shares of such Obligor’s stock;

(b)   dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in any taxable year of the Borrower (or for such year under Section 855 of the Code) in amounts not to exceed 110% of the higher of (x)

the net investment income of the Borrower for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 5.01(a) and (y) the amount that the Borrower would have been required to distribute to:  (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code and (B) its net capital gain pursuant to Section 852(b)(3) of the Code, and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code; provided that this Section 6.05(b) also includes any dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) with respect to any taxable year of the Borrower (or for such year under Section 855 of the Code) of taxable income from the prior taxable year that were not distributed during such prior taxable year, subject to the limitations set forth herein;

(c)   other Restricted Payments so long as on the date of such other Restricted Payment and immediately after giving effect thereto and to any Concurrent Transaction (x) the Covered Debt Amount does not exceed 75% of the Borrowing Base and (y) no Default or Event of Default shall have occurred and be continuing; and

(d)   Restricted Payments directly or indirectly by (i) any Subsidiary of the Borrower to any Obligor or (ii) any Subsidiary of the Borrower that is not an Obligor to any Subsidiary of the Borrower.

Section 6.06   Certain Restrictions on Subsidiaries.  The Borrower will not permit any of its Subsidiaries to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness for borrowed money, the declaration or payment of dividends or the making of loans, advances, guarantees or Investments except for any prohibitions or restraints contained in indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that such restrictions would not adversely affect in any material respect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under the Security Documents or restrict any Obligor in any manner from performing its obligations under the Loan Documents).

Section 6.07   Certain Financial Covenants.

(a)   Minimum Shareholders’ Equity.  The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower to be less than $75,000,000 plus 25% of the Net Cash Proceeds of the sale of Equity Interests by the Borrower and its Subsidiaries after the Effective Date (other than proceeds (x) of sales of Equity Interests by and among the Borrower and its Subsidiaries and (y) deemed received in connection with any distribution or dividend reinvestment plan).

(b)   Minimum Borrower Net Worth.  The Borrower will not permit Borrower Net Worth at the last Business Day of any fiscal quarter to be less than $75,000,000.

(c)   [Reserved].

(d)   [Reserved].

(e)   Maximum Portfolio Deterioration.  The Borrower will not permit the aggregate Value determined for any fiscal quarter pursuant to Section 5.12(b) to be more than 10% less than the aggregate Value at the end of the immediately preceding fiscal quarter.

(f)   Maximum Portfolio Defaults.  The Borrower will not permit the aggregate fair market value of all non-Performing Portfolio Investments determined for any fiscal quarter to exceed 15% of the Collateral Pool.

Section 6.08   Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such Subsidiary than could (as determined on a good faith basis) be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) the Affiliate Agreement and transactions provided for in the Affiliate Agreement, (e) the other agreements described on Schedule 6.08 and the transactions provided therein (as such agreements are amended, restated, supplemented or otherwise modified so long as (x) in the aggregate payments by the Borrower and its Subsidiaries are not increased other than as permitted under this Section 6.08 or (y) such amendment, restatement, supplement or other modification is not adverse to the Lenders), (f) any Investment that results in the creation of an Affiliate, (g) transactions between or among the Obligors and any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor at prices and on terms and conditions, taken as a whole, not less favorable to the Obligors than in good faith is believed could be obtained at the time on an arm’s-length basis from unrelated third parties, (h) the payment of reasonable fees to, and indemnities and director’s and officer’s insurance provided for the benefit of, directors, managers and officers of the Advisor, the Borrower or any Subsidiary in the ordinary course of business, (i) the issuance and sale of Equity Interests, (j) transactions with one or more Affiliates (including co-investments) permitted by an exemptive order granted by the Securities and Exchange Commission (as may be amended from time to time), any no action letter or as otherwise permitted by applicable law, rule or regulation and Securities and Exchange Commission staff interpretations thereof, (k) transactions between a Subsidiary that is not an Obligor and an Affiliate thereof that is not an Obligor, (l) transactions and documents governing transactions permitted under Section 6.01, Section 6.03 or Section 6.04, and (m) transactions approved by a majority of the independent members of the Board of Directors of the Borrower.

Section 6.09   Lines of Business.  The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than in accordance with its Investment Policies.  The Borrower will not, nor will it permit any of its Subsidiaries to amend or modify the Investment Policies (other than a Permitted Policy Amendment).

Section 6.10   No Further Negative Pledge.  The Borrower will not, and will not permit any of the other Obligors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the other Loan Documents; (b) documents creating Liens permitted by Section 6.02 (including with respect to the Designated Indebtedness Obligations or Designated Indebtedness Holders under (and, in each case, as defined in) the Security Documents) prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) the underlying governing agreements of any minority Equity Interest that impose such restrictions only on such Equity Interest, (e) any other agreement or document that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require (other than pursuant to a grant or a Lien under the Loan Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation (other than such “Secured Obligations”) by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement, (f) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that such restrictions would not adversely affect in any material respect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under the Security Documents or restrict any Obligor in any manner from performing its obligations under the Loan Documents) and (g) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other Disposition of any asset permitted by this Agreement or any Lien permitted by this Agreement on such asset so long as the applicable restrictions only apply to the assets subject to such lease, sale, other Disposition or Lien.

Section 6.11   Reserved.

Section 6.12   Payments of Other Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness, except for (a) regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness and (b) if no Event of Default has occurred and is continuing or would result therefrom, other payments, prepayments or redemptions.

Section 6.13   Accounting Changes.  The Borrower will not, nor will it permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting practices, except as permitted under GAAP or required by law or rule or regulation of any Governmental Authority, or (b) its fiscal year.

Section 6.14   ERISA.  The Borrower will not be or be acting on behalf of, nor will it permit any Subsidiary Guarantor to be or be acting on behalf of (i) an “employee benefit plan” as defined in and subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) a plan or arrangement subject to any Similar Law or (iv) a person or entity considered to hold “plan assets” of any of the foregoing as determined under the Plan Asset Regulation or for purposes of any Similar Law.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)   the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as required by Section 2.09(a);

(b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect and such failure shall continue unremedied for a period of thirty (30) or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(d)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence), Sections 5.08(a), Section 5.09, or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7.03 of the Guarantee and Security Agreement or (ii) Sections 5.01(e) or 5.02(a) and such failure shall continue unremedied for a period of five (5) or more Business Days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower; it being acknowledged and agreed that a failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement shall result in such Investment not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default under this clause (d);

(e)   a Borrowing Base Deficiency shall occur and continue unremedied for a period of two (2) or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency; provided that it shall not be an Event of Default hereunder if the Borrower shall deliver a plan in compliance with Section 2.10(c) to enable such Borrowing Base Deficiency to be cured within the time period required in Section 2.10(c), so long as such Borrowing Base Deficiency is cured within such time period;

(f)   the Borrower or any other Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower; it being acknowledged and agreed that a failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement shall result in such Investment not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default under this clause (f);

(g)   the Borrower or any other Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness in an aggregate amount in excess of the greater of (i) $5,000,000 and (ii) an amount equal to 2% of the assets of the Borrower at the time of such failure, when and as the same shall become due and payable, taking into account any applicable grace period;

(h)   Indebtedness of the Borrower or any other Obligor in an aggregate amount in excess of the greater of (i) $5,000,000 and (ii) an amount equal to 2% of the assets of the Borrower at the time of such maturity becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Indebtedness or any trustee or agent on its or their behalf to cause any Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, after giving effect to any applicable grace period), unless, in the case of this clause (h), such event is no longer continuing or has been cured or waived in accordance with the terms of such Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than to the extent it becomes due or is paid in cash (other than interest, expenses or fractional shares, which may be paid in cash in accordance with the conversion provisions of such convertible debt) as a result of an “event of default” (as defined in the documents governing such convertible Indebtedness);

(i)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)   the Borrower or any other Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) admit in writing its inability or fail generally to pay its debts as they become due;

(k)   [reserved];

(l)   one or more judgments for the payment of money shall be rendered against the Borrower or any other Obligor or any combination thereof since the Effective Date and an aggregate amount in excess of the greater of (i) $5,000,000 and (ii) an amount equal to 5% of the assets of the Borrower at the time of the occurrence of such judgment (in each case, after giving effect to any indemnification or insurance in which the indemnitor or insurance company has not denied coverage) shall remain undischarged for a period of 60 consecutive days following the entry of such judgment during which 60-day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal or during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor owed an amount in excess of such aggregate amount to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(m)   an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or the assets of the Borrower or any of its Subsidiary Guarantors constitute “plan assets” as determined under the Plan Asset Regulation or for purposes of any Similar Law;

(n)   a Change in Control shall occur;

(o)   a Material Adverse Effect with respect to the Obligors occurs;

(p)   the Liens created by the Security Documents shall not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except as a result of a release of such Liens permitted under this Agreement or the other Loan Documents; provided, that, if such default is as a result of any action of the Administrative Agent or the Collateral Agent, then there shall be no Event of Default hereunder unless the same shall continue unremedied for a period of five (5) consecutive Business Days after the Borrower receives written notice of such default thereof from the Administrative Agent (unless the continuance thereof after such fifth Business Day is a result of a failure of the Administrative Agent or the Collateral Agent to take any action within their control, in which case such five-Business Day period shall re-start from the date of such failure);

(q)   except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower;

(r)   any material default with respect to any material third-party contract or management agreement (other than, for the avoidance of doubt, any Underlying Instrument) in connection with the Collateral occurs, and such default is not cured or waived, or such third party or manager is not replaced, within ten (10) Business Days of the occurrence thereof; or

(s)   the IRS or any other Governmental Authority shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Borrower and such lien shall not have been released within twenty (20) Business Days, unless in each case, a reserve has been established therefor in accordance with GAAP and such lien is being diligently contested in good faith by the Borrower;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01   Appointment of the Administrative Agent.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as its agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Section 8.02   Other Capacities.

(a)   Each Affiliate of the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Affiliate of the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(b)   The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith.  The Issuing Bank shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article VIII, included the Issuing Bank with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Bank.

(c)   Western Alliance Trust Company, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Obligors and Affiliates as though Western Alliance Trust Company, N.A. were not the Administrative Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, Western Alliance Trust Company, N.A. or its Affiliates may receive information regarding the Obligors or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Obligors or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to their Loans (if any), Western Alliance Trust Company, N.A. and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Western Alliance Trust Company, N.A. were not the Administrative Agent, and the terms “Lender” and “Lenders” include Western Alliance Trust Company, N.A. and its Affiliates, to the extent applicable, in their individual capacities.

Section 8.03   Limitation of Duties; Exculpation. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing, (a) the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law and, instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable to any Lender or Issuing Bank for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence, bad faith or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment by a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not otherwise, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. Except as otherwise provided in this Article VIII, the provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and any letter of credit issuing banks hereunder, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

Section 8.04   Reliance.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 8.05   Sub-Agents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06   Resignation; Successor Administrative Agent.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Borrower, appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) with the consent of the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Administrative Agent).  After the Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring the Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders and (so long as no Event of Default exists) the Borrower appoint a successor agent as provided for above.  If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and (so long as no Event of Default exists) with the consent of the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and (if applicable) the Borrower and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and (so long as no Event of Default exists) the Borrower), then such removal shall nonetheless become effective in accordance with such notice on such date; provided that, notwithstanding anything to the contrary contained herein, the Borrower shall be a direct beneficiary of this Section 8.06.

Section 8.07   Reliance by Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

Each Lender, by delivering its signature page to this Agreement or any Assignment and Assumption and funding any Loan shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders.

Section 8.08   Modifications to Loan Documents. Except as otherwise provided in Section 2.20 or Section 9.02(b) or (c) of this Agreement or the Security Documents with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder in accordance with the Guarantee and Security Agreement), or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, (v) to release any Subsidiary Guarantor (or any property of such Subsidiary Guarantor) from its guarantee obligations to the extent it may be released in accordance with Section 10.03 of the Guarantee and Security Agreement or is subject to a transaction permitted by Section 6.04, (w) to release any Lien covering property that is the subject of either a Disposition of property (including, without limitation, any property subject to a participation or repurchase transaction) permitted hereunder or a Disposition to which the Required Lenders have consented, (x) following the (i) cancellation, expiration or termination of any commitment to extend credit or issue Letters of Credit under this Agreement or any other Loan Document, (ii) final payment and performance in full of all obligations (other than contingent obligations for which no claims have been made) under this Agreement or any other Loan Document so long as all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements have been reimbursed and (iii) termination of this Agreement, to release all Liens and guarantees by Obligors and (y) to allocate the Liens created under the Security Documents to any Hedging Agreement Obligations (as such term is defined in the Guarantee and Security Agreement) in accordance with the Guarantee and Security Agreement.

Section 8.09   Erroneous Payments.

(a)   If the Administrative Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that the Administrative Agent has determined at any time in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of the Administrative Agent, be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon from and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)   Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) relating thereto, (y) was not preceded or accompanied by such a notice, or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (i) an error shall be presumed to have been made absent written confirmation from the Administrative Agent to the contrary and (ii) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one (1) Business Day of its knowledge of such error, notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying the Administrative Agent pursuant to this Section 8.09(b).

(c)   Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such

Payment Recipient from any source, against any amount due to the Administrative Agent under clause (a) above or under the indemnification provisions of this Agreement.

(d)   In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a) above, from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  So long as any sale of Loans complies with the terms of Section 9.04(b), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Indemnitee under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)   The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Revolving Credit Exposure or other obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or applicable Lender, Issuing Bank, Indemnitee or other Payment Recipient from the Borrower or any other Obligor for the purpose of making payment in respect of Revolving Credit Exposure or other obligations owed by the Borrower or any other Obligor.

(f)   To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)   Each party’s obligations, agreements and waivers under this Section 8.09 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.

Section 8.10   Restriction on Actions by Lenders.  Each Lender agrees that it shall not, without the express written consent of the Administrative Agent, and shall, upon the written request of the Administrative Agent (to the extent it is lawfully entitled to do so), set off against the obligations hereunder, any amounts owing by such Lender to an Obligor.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents.  All enforcement actions under this Agreement and the other Loan Documents against the Obligors or any third party with respect to the obligations hereunder or the Collateral may only be taken by the Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of the Administrative Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.01   Notices; Electronic Communications.

(a)   Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)   if to the Borrower, to it at:

Umesh Mahajan, Chief Financial Officer

600 Madison Avenue, Suite 1800, New York, NY 10022

bdcaccounting@chicagoatlantic.com

(ii)   if to the Administrative Agent or the Collateral Agent, to it at:

Western Alliance Trust Company, N.A.

One East Washington Street, Ste 1400

Phoenix, AZ 85004

Attention: Corporate Trust – Chicago Atlantic BDC

chicagoatlanticbdc@westernalliancetrust.com

with copies to (which shall not constitute notice):

Western Alliance Trust Company, N.A.

800 Town & Country - Ste. 400

Houston, TX 77024

Attn: Corporate Trust – Chicago Atlantic BDC

Western Alliance Trust Company, N.A.

1 E. Washington Street, Ste 1400

Phoenix, AZ 85004

Attention: General Counsel

(iii)   if to the Issuing Bank, to it at:

Carlo Serafini

201 Montgomery Street

San Francisco, CA 94104

cserafini@bridgebank.com

(iv)   if to any other Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

(b)   Any party hereto may change its address or email for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(c)   Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.06 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each party hereto understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the bad faith, willful misconduct or gross negligence of Administrative Agent, any Lender or their respective Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any electronic communications media approved by the Administrative Agent as provided herein are provided “as is” and “as available”.  None of the Administrative Agent or its Related Parties warrant the accuracy, adequacy, or completeness of such media or the Platform and each expressly disclaims liability for errors or omissions in the Platform and such media. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Administrative Agent and any of its Related Parties in connection with the Platform or the electronic communications media approved by the Administrative Agent as provided for herein.

(d)   Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

(e)   Documents to be Delivered under Sections 5.01.  For so long as an Intralinks™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 by delivering either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Intralinks™ or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to Intralinks™ or an equivalent website.

Section 9.02   Waivers; Amendments.

(a)   No Deemed Waivers Remedies Cumulative.  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)   Amendments to this Agreement.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)   increase the Commitment of any Lender without the written consent of such Lender;

(ii)   reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than with respect to the election of or the failure to elect the default rate in accordance with Section 2.12(c) or as specifically contemplated herein), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby;

(iii)   postpone the scheduled date of the final payment at maturity of the principal amount of any Loan or LC Disbursement, or any interest thereon that are due at maturity, or any fees payable hereunder that are due at maturity, or reduce the amount or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby;

(iv)   change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments, or making of disbursements, required thereby without the written consent of each Lender directly and adversely affected thereby; or

(v)   change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, and (y) the consent of Lenders (other than Defaulting Lenders) holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments (other than of Defaulting Lenders) will be required (A) for any adverse change (from the Lenders’ perspective) affecting the provisions of this Agreement relating to the determination of the Borrowing Base (including the definitions used therein to the extent adversely changing (from the Lenders’ perspective) the Borrowing Base but excluding Section 5.12(b)(ii)(f)) and (B) for any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.

(c)   Amendments to Security Documents.  Except to the extent otherwise expressly set forth in the Guarantee and Security Agreement or the other Loan Documents, no Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (including any increase in Loans hereunder, but excluding (x) any such increase pursuant to a Commitment Increase under Section 2.08(e)  or (y) the spreading of such Liens to any Hedging Agreement Obligations (as such term is defined in the Guarantee and Security Agreement)) except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, except as permitted by the Loan Documents, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to, and in addition to the rights of such parties under the Guarantee and Security Agreement, the Administrative Agent and the Collateral Agent under the Guarantee and Security Agreement shall, (x) release any Lien covering property (and to release any such guarantor) that is the subject of either a Disposition of property permitted hereunder (including, without limitation, any property subject to a participation or repurchase transaction) or a Disposition to which the Required Lenders have consented, (y) release any Lien and/or guarantee obligation in accordance with Section 10.03 of the Guarantee and Security Agreement and (z)  release (and to acknowledge the release of) all Liens and guarantees of Obligors granted or provided pursuant to the Loan Documents upon the termination of this Agreement (including in connection with a complete refinancing) following the payment in full in cash of all Revolving Credit Exposure (other than contingent indemnification and expense reimbursement obligations) following the termination of the Commitments (and, in each case under the above clauses (x) through (z), such applicable Lien shall be released automatically (A) to the extent provided in Section 10.03 of the Guarantee and Security Agreement, (B) to the extent permitted hereunder in connection with any property becoming subject to a participation or repurchase transaction and (C) to the extent such payment in full occurs, as applicable); provided that, for the avoidance of doubt, the Administrative Agent shall not be required under clause (z) to instruct the Collateral Agent to release any Lien or guarantee of an Obligor solely as it relates to such Lien securing or guarantee guaranteeing any Secured Obligations other than Credit Agreement Obligations (in each case, as defined in the Guarantee and Security Agreement), so long as immediately after giving effect to any such release under this clause (c) and any Concurrent Transactions, (A) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Responsible Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Default or Event of Default has occurred and is continuing or would result therefrom.

(d)   Replacement of Lenders.  If, in connection with any proposed change, waiver, amendment, consent, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02, the consent of the Required Lenders shall have been obtained but the consent of one or more Lenders (each a “Non-Consenting Lender”) whose consent is required for such proposed change, waiver, amendment, consent, discharge or termination is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.18(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, amendment, consent, waiver, discharge or termination.

(e)   Ambiguity, Omission, Mistake or Typographical Error.  Notwithstanding the foregoing, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 9.03   Expenses; Indemnity; Damage Waiver.

(a)   Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent, the Collateral Agent and their Affiliates (but only one counsel for all such Persons together and excluding the allocated costs of in-house counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Issuing Bank and the Lenders (but only one counsel for all such Persons together and excluding the allocated costs of in-house counsel) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable and documented out-of-pocket costs, expenses, Taxes (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.16), assessments and other charges reasonably incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)   Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, actions, judgments, suits and reasonable and documented out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of outside counsel for all Indemnitees (limited to one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction for all Indemnitees (in each case, excluding allocated costs of in-house counsel)), but excluding, in each case, lost profits) (collectively, “Losses”) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, and any reasonable and documented out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity (limited to one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction for all Indemnitees (in each case, excluding allocated costs of in-house counsel)), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and laws, statutes, rules or regulations relating to environmental, occupational safety and health or land use matters), on common law or equitable cause or on contract or otherwise and related expenses or disbursements of any kind (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.16), including the reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel for any Indemnitee to the extent specified above, in each case, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower or a third party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such Losses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction by final and nonappealable judgment, (y) result from a claim brought by any Obligor against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, as determined by a court of competent jurisdiction by final and nonappealable judgment, or (z) disputes arising solely between Indemnitees and (i) not involving any action or inaction by any Obligor or (ii) not relating to any action of such Indemnitee or its Related Parties in its capacity as Administrative Agent or Collateral Agent. Notwithstanding the foregoing, it is understood and agreed that indemnification for Taxes is subject to the provisions of Section 2.16, and this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)   Notwithstanding the foregoing provisions of Section 9.03(a) and (b) as to the limits on counsel, the Borrower acknowledges and agrees that Western Alliance Bank, in its capacities as a Lender and an Issuing Bank, shall be entitled to its own primary counsel to the extent required by its internal policies and procedures.

(d)   The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive Losses (as opposed to direct or actual damages (which may include special, indirect, consequential or punitive Losses asserted against any such party hereto by a third party)) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of proceeds thereof, asserted by an Indemnitee against the Borrower or any other Obligor; provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection with respect to Losses.

(e)   Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraphs (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(f)   Waiver of Consequential Damages, etc.  To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that such waiver shall not apply to any obligation of the Borrower to indemnify an Indemnitee for any such damages owed to any third parties.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent caused by the bad faith, willful misconduct or gross negligence of such Indemnitee or its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g)   Payments.  All amounts due under this Section 9.03 shall be payable within thirty (30) days after written demand therefor.

Section 9.04   Successors and Assigns.

(a)   Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (and any attempted assignment or transfer by a Lender that is not permitted under this Section 9.04(a) shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Assignments by Lenders.

(i)   Assignments Generally.  Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more Eligible Assignees (subject to Section 9.04(i)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, the Issuing Bank and, if no Default or Event of Default has occurred and is continuing, the Borrower.

(ii)   Certain Conditions to Assignments.  Assignments shall be subject to the following additional conditions:

(A)   except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure, the amount of the Commitment or Loans and LC Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than

$5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;

(B)   each partial assignment of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitments, Loans and LC Exposure;

(C)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the Subsidiary Guarantors shall not be obligated; and

(D)   the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)   Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section (but only to the extent such assignment or other transfer otherwise complies with the provisions of such paragraph).  Notwithstanding anything to the contrary herein, in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions set forth in Section 9.04(b)(ii) or otherwise, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)   Maintenance of Registers by Administrative Agent.  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”).  The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Registers shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)   Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)   Special Purposes Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Section 2.14 (or any other increased costs protection provision), 2.15 or 2.16.  Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Obligors shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.

In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender; provided that no consent of the SPC shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (f) below, and (ii) disclose on a confidential basis (in the same manner described in, and solely to the extent such disclosure is permitted by a Lender under, Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(f)   Participations.  Any Lender may, without the consent of the Borrower, sell participations to one or more Eligible Assignees (subject to Section 9.04(i)) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it).  Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section and (B) such Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16, with respect to any participation, than its participating Lenders would have been entitled to receive, except as provided in Section 9.04(g).  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any other information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosures are necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)   Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; provided, however, that no Participant shall be entitled to the benefits of Section 2.16 unless such Participant shall have complied with the requirements of Section 2.16 as if such Participant was a

Lender.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with paragraphs (e) and (f) of Section 2.16 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

(h)   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)   Limitations on Assignments and Participations. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan, LC Exposure, Commitment or other obligation held by it hereunder to any Person that is not an Eligible Assignee without the prior written consent of each Lender and the Borrower, and any such assignment or participating without such consent shall be null and void.

Section 9.05   Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination, Cash Collateralization or backstop of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06   Counterparts; Integration; Effectiveness; Electronic Execution.

(a)   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement electronically (e.g. pdf or docusign) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)   Electronic Execution of Assignments.  The words “execution”. “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08   Right of Setoff.  Each Obligor agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law.  Additionally, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time (with the prior consent of the Administrative Agent or the Required Lenders), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.17(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the amounts owing to such Defaulting Lender hereunder as to which it exercised such right of setoff.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09   Governing Law; Jurisdiction; etc.

(a)   Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)   Submission to Jurisdiction.  Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)   Waiver of Venue.  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Service of Process.  Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11   Reserved.

Section 9.12   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13   Treatment of Certain Information; No Fiduciary Duty; Confidentiality.

(a)   Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate that is providing services to the Borrower, such Lender, or one or more of their Subsidiaries, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  Each Lender shall use all information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, in connection with providing services to the Borrower.

(b)   Confidentiality.  Each of the Administrative Agent (including in its capacity as the Collateral Agent), the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives, in each case, who need to know such Information in connection with the transactions contemplated hereby (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms substantially similar to the terms set forth in this clause (b) and on a confidential and need to know basis and (B) it will be responsible for the compliance by its Affiliates and their respective partners, directors, officers, employees, agents, advisors and other representatives with this paragraph), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, except in the case of any ordinary course examination by a regulatory, self-regulatory or governmental agency, it will use its commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent legally permitted and timely practicable), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made under this clause

(vi) who are not subject to this clause (b) will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms substantially similar to the terms set forth in this clause (b) and on a confidential and need to know basis), (vii) to any rating agencies and market data collectors on a confidential basis, (viii) with the consent of the Borrower or (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source (other than an Obligor or Affiliate thereof) that does not owe any confidentiality obligations to any Obligor or any Subsidiary. Notwithstanding the foregoing, each of the Administrative Agent, the Lenders and the Issuing Bank agrees not to disclose any Information to any Person that is not an Eligible Assignee.

For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any portfolio investment (including Portfolio Investments and the Value of such Portfolio Investments), other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by or on behalf of the Borrower or any of its Subsidiaries from a Person that does not owe any confidentiality obligations to any Obligor or any Subsidiary; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof; such information shall be deemed confidential at the time of delivery unless clearly identified therein as non-confidential. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.14   USA PATRIOT Act.  Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information includes the name and address of the Borrower and each other Obligor and other information that will allow such Lender to identify the Borrower and each other Obligor in accordance with said Act and the Beneficial Ownership Regulation.

Section 9.15   No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries, their stockholders and/or their affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or any of its Subsidiaries, its stockholders or its affiliates, on the other. The Borrower and each of its Subsidiaries each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, any of their stockholders or affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, their stockholders or their affiliates on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management, stockholders, creditors or any other Person. The Borrower and each of its Subsidiaries each acknowledge and agree that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each of its Subsidiaries each agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries, in connection with such transaction or the process leading thereto.

Section 9.16   Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)   the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)   the effects of any Bail-In Action on any such liability, including, if applicable:

(i)   a reduction in full or in part or cancellation of any such liability;

(ii)   a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)   the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.17   Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer

Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)   In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)   As used in this Section 9.17, the following terms have the following meanings:

(i)   “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)   “Covered Entity” means any of the following:

(A)   a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B)   a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C)   a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)   “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)   “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.18   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.19   Non-Liability of Administrative Agent and Lenders. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Obligor to review or inform any Obligor of any matter in connection with any phase of any Obligor’s business or operations. Each Obligor agrees that neither the Administrative Agent nor any Lender shall have any liability to any Obligor (whether sounding in tort, contract or otherwise) for losses suffered by any Obligor in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the bad faith, gross negligence or willful misconduct of the party from which recovery is sought or a material breach of such party’s obligations hereunder or under any other Loan Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHICAGO ATLANTIC BDC, INC., a Maryland corporation

By:	/s/ Umesh Mahajan
	Name:	Umesh Mahajan
	Title:	Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

WESTERN ALLIANCE TRUST COMPANY, N.A., as Administrative Agent

By:	/s/ Scott Mann
	Name:	Scott Mann
	Title:	Treasury Management Advisor Director

[Signature Page to Revolving Credit Agreement]

WESTERN ALLIANCE BANK, as a Lender and an Issuing Bank

By:	/s/ Carlo Serafini
	Name:	Carlo Serafini
	Title:	Senior Director

[Signature Page to Revolving Credit Agreement]